AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 1996
                                                     REGISTRATION NO. 333-13991
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                ---------------

                         WEST TELESERVICES CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
       DELAWARE                      7389                    47-0777362
   (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
   JURISDICTION OF       CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)
   INCORPORATION OR
    ORGANIZATION)

                                ---------------

                               9910 MAPLE STREET
                             OMAHA, NEBRASKA 68134
                                (402) 571-7700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                 TROY L. EADEN
                            CHIEF EXECUTIVE OFFICER
                         WEST TELESERVICES CORPORATION
                               9910 MAPLE STREET
                             OMAHA, NEBRASKA 68134
                                (402) 571-7700
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
  JOHN S. D'ALIMONTE           VIRGIL K. JOHNSON         MARK B. TRESNOWSKI
    WILLKIE FARR &        ERICKSON & SEDERSTROM, P.C.     KIRKLAND & ELLIS
      GALLAGHER           10330 REGENCY PARKWAY DRIVE    200 RANDOLPH DRIVE
 ONE CITICORP CENTER         OMAHA, NEBRASKA 68114    CHICAGO, ILLINOIS 60601
 153 EAST 53RD STREET           (402) 397-2200             (312) 861-2000
  NEW YORK, NEW YORK
        10022
    (212) 821-8000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                            PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF           AGGREGATE OFFERING     AMOUNT OF
       SECURITIES TO BE REGISTERED              PRICE(1)       REGISTRATION FEE
-------------------------------------------------------------------------------
Common Stock, par value $.01 per share...     $128,000,000        $38,787(2)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(2) Fee in the amount of $38,787 was previously paid.

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

   CROSS-REFERENCE SHEET FURNISHED PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN THE PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-1.

 FORM S-1 ITEM NUMBER AND CAPTION    CAPTION IN PROSPECTUS
 --------------------------------    ---------------------
  1. Forepart of the Registration
      Statement and Outside Front
      Cover Page of Prospectus....   Facing Page; Cross Reference Sheet;
                                     Outside Front Cover Page of Prospectus

  2. Inside Front and Outside Back
      Cover Pages
      of Prospectus...............   Inside Front and Outside Back Cover Pages
                                     of Prospectus

  3. Summary Information, Risk
      Factors and Ratio of
      Earnings to Fixed Charges...   Facing Page; Prospectus Summary; Summary
                                     Combined Financial Data; Risk Factors

  4. Use of Proceeds..............   Prospectus Summary; Use of Proceeds

  5. Determination of Offering
      Price.......................   Outside and Inside Front Cover Pages of
                                     Prospectus; Underwriting

  6. Dilution.....................   Risk Factors; Dilution

  7. Selling Security Holders.....   Not Applicable

  8. Plan of Distribution.........   Outside Front Cover Page of Prospectus;
                                     Underwriting

  9. Description of Securities to
      be Registered...............   Outside Front Cover Page of Prospectus;
                                     Prospectus Summary; Dividend Policy;
                                     Capitalization; Description of Capital
                                     Stock; Shares Eligible for Future Sale

 10. Interests of Named Experts
      and Counsel.................   Legal Matters; Experts

 11. Information with Respect to
      the Registrant..............   Inside and Outside Front Cover Pages of
                                     Prospectus; Additional Information;
                                     Prospectus Summary; Risk Factors; Use of
                                     Proceeds; Dividend Policy; Capitalization;
                                     Selected Combined Financial and Operating
                                     Data; Management's Discussion and Analysis
                                     of Financial Condition and Results of
                                     Operations; Business; Management; Certain
                                     Transactions; Principal Stockholders;
                                     Description of Capital Stock; Shares
                                     Eligible for Future Sale; Underwriting;
                                     Financial Statements; Legal Proceedings

12. Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities.................   Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED NOVEMBER 22, 1996

                                5,700,000 SHARES
[LOGO OF WEST
TELESERVICES             WEST TELESERVICES CORPORATION
APPEARS HERE]                     COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

                                  -----------

  All of the 5,700,000 shares of Common Stock offered hereby are being sold by the Company. Prior to this Offering there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

  SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN RISKS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

  The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "WTSC."

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                                         INITIAL PUBLIC UNDERWRITING PROCEEDS TO
                                         OFFERING PRICE DISCOUNTS(1) COMPANY(2)
                                         -------------- ------------ -----------
Per Share...............................      $             $           $
Total(3)................................

-----
(1) The Company, Gary L. West and Mary E. West have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(2) Before deducting estimated expenses payable by the Company of $   .
(3) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 855,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price,
    underwriting discount and proceeds to Company will be $   , $   , and $   ,
    respectively. See "Underwriting."

                                  -----------

  The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for shares will be ready for delivery in New York, New York, on or
about    , 1996, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                             SALOMON BROTHERS INC
                                                               SMITH BARNEY INC.

                                  -----------

                The date of this Prospectus is November  , 1996.

                                     [ART]


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires and except as otherwise specified, (i) references herein to the "Company" include West TeleServices Corporation and its direct and indirect subsidiaries (West Telemarketing Corporation, West Interactive Corporation, West Telemarketing Corporation Outbound, Interactive Billing Services, Inc. and West Interactive Canada, Inc.) and (ii) the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. Except as otherwise specified, all information (financial and otherwise) in this Prospectus has been adjusted to reflect a reorganization of the Company and certain of its affiliates to become effective prior to the closing of the Offering which will terminate the S Corporation tax status of five companies affiliated with the Company (the "Reorganization"). See "Reorganization and Termination of S Corporation Status."

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results in the future could differ significantly from the results discussed or implied in this Prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

                                  THE COMPANY

  The Company is one of the largest independent teleservices companies in the United States, and provides a full range of customized telecommunications-based services to business clients on an outsourced basis. The Company is a leading provider in each of inbound operator services, automated voice response services and outbound direct teleservices. The Company's inbound operator services ("Inbound") consist of live operator call-processing applications such as order capture, customer service and product support. Inbound was established in 1986 with the goal of becoming the leading inbound teleservices operation in the United States and represented approximately 28.9% of the Company's revenue in 1995. The Company's automated voice response services ("Interactive") consist of computerized call-processing applications such as automated product information requests, computerized surveys and polling, and secure automated credit card activation. Interactive began operations in 1989 with the goal of establishing the leadership position in automated voice response services and represented approximately 38.4% of the Company's revenues in 1995. The Company's outbound direct teleservices ("Outbound") consist of live operator direct marketing applications such as product sales and customer acquisition and retention campaigns. Outbound began operations in 1990 with the goal of becoming one of the leading teleservices organizations in the United States and represented approximately 32.7% of the Company's revenue in 1995. The Company has developed proprietary technology platforms designed to provide a high degree of automation and reliability in all three of its businesses. This technology also enables the Company to efficiently integrate a range of its services. The Company believes that its ability to offer integrated services for its clients distinguishes it from most of its competitors.

  The Company targets businesses in highly competitive, consumer-based industries, including telecommunications, insurance, banking, pharmaceuticals, public utilities, consumer goods and computer software services, that require large volume applications. Representative clients include: AT&T Corp. ("AT&T"), America Online Inc., Commonwealth Edison Company, MBNA Corporation, Merck & Co., Inc., Sun Microsystems Inc., Time-Life, Inc. and Turner Broadcasting System, Inc. The Company's revenue and pro forma net income for 1995 were $256.9 million and $23.6 million, respectively. The Company's revenue and pro forma net income for the nine months ended September 30, 1996 were $235.2 million and $23.2 million, respectively.

  The Company operated approximately 4,000 telephone workstations as of September 30, 1996 in six state-of-the-art call centers located in Nebraska, Texas and Virginia which it uses for inbound and outbound services, and maintained approximately 5,400 proprietary interactive voice response ports as of September 30, 1996 for its automated voice response services. The Company has deployed multiple automatic call distributors, predictive dialers, a proprietary interactive voice response platform and multiple mainframe computer systems, in combination with an intelligent workstation environment, in order to fully automate and manage the Company's information-processing requirements. The Company believes it has designed and implemented a sophisticated technology platform, permitting it to provide flexible, high-quality and cost-effective service solutions for its clients.

COMPANY STRATEGY

  The Company believes that it is one of the leading providers in the teleservices industry and is well positioned to benefit from the continued growth in outsourced teleservices. The Company's objective is to enhance its leading position in each of inbound, automated voice response and outbound services. The principal elements of the Company's strategy are:

 I. LEVERAGE ABILITY TO PROVIDE INTEGRATED SERVICE SOLUTIONS

  The Company is able to design and implement highly flexible applications which combine the large volume call capacity of automated voice response with the specialized customer service capabilities of inbound and outbound services. Furthermore, the Company leverages its ability to provide integrated services by cross-selling its services to its clients to capture an increasing share of their outsourced business.

 II. PURSUE RECURRING LARGE AND VOLUME APPLICATIONS

  The Company has developed its facilities and operations specifically to provide effective service to clients which generate large and recurring call volumes. The Company has established a strong track record in successfully managing client programs which produce such volumes.

 III. CAPITALIZE ON STATE-OF-THE-ART TECHNOLOGY

  The Company seeks to capitalize on its state-of-the-art technology, which enables the Company to offer premium quality, flexible and cost-effective service solutions to its clients. The Company believes that its significant and continuing investment in sophisticated call center technology, including proprietary interactive voice response technology, proprietary scheduling systems, computer telephony integration systems, advanced call management software systems and high speed, fault-tolerant computer systems, is a competitive advantage.

 IV. PROVIDE PREMIUM QUALITY SERVICES

  The Company differentiates the quality of its services through its ability to quickly respond to new applications and short-term volume fluctuations, efficiently address staffing needs, effectively employ operating systems that can process client campaign data and provide sophisticated reports as well as through its extensive training program and an experienced management team.

 V. DEVELOP LONG-TERM CLIENT RELATIONSHIPS

  The Company focuses on developing long-term client relationships. The Company seeks to develop a detailed understanding of each of its clients' specialized businesses, which enables it to create customized solutions which meet clients' needs and minimize client turnover.

 VI. LEVERAGE STRONG MANAGEMENT EXPERIENCE

  The Company's management team possesses extensive industry experience in inbound, automated voice response and outbound services. The Company's management team has proven experience managing the rapid growth of the business. The Company believes that it has distinguished itself through its ability to attract and retain some of the most talented managers in the industry.

                                 REORGANIZATION

  Prior to the closing of this Offering, each of the stockholders of West Telemarketing Corporation, West Interactive Corporation and West Telemarketing Corporation Outbound will exchange the capital stock of such company for shares of Common Stock. Simultaneously, the stockholders of Interactive Billing Services, Inc. and West Interactive Canada, Inc. will transfer their shares of capital stock to West Interactive Corporation for nominal cash consideration (such stock transfer together with the stock exchange described above, the "Reorganization"). Pursuant to the Reorganization, the S Corporation tax status of the five foregoing companies will be terminated. Prior to the Reorganization, Gary L. West and Mary E. West beneficially owned in the aggregate greater than 73.0%, and Troy L. Eaden beneficially owned 15.0%, of the outstanding shares of common stock of each of the foregoing companies. Following consummation of the Reorganization but prior to this Offering, Gary
L. West and Mary E. West will beneficially own in the aggregate approximately 80.1%, and Troy L. Eaden will beneficially own approximately 15.0%, of the shares of Common Stock. West Telemarketing Corporation was founded in 1986 and the Company was incorporated in 1994 under the laws of the State of Delaware. The Company's principal executive offices are located at 9910 Maple Street, Omaha, Nebraska 68134, and its telephone number is (402) 571-7700.

                                  THE OFFERING

Common Stock Offered in the
Offering............................    5,700,000 shares


Common Stock Outstanding after the
 Offering...........................    62,475,000 shares(1)

Use of Proceeds.....................    The net proceeds from the Offering are
                                        estimated to be $77.5 million. Of such
                                        proceeds, the Company estimates that
                                        approximately $27.6 million will be
                                        used to repay certain debt, $43.9 mil-
                                        lion will be used to repay all notes
                                        payable to existing stockholders issued
                                        in connection with the termination of S
                                        Corporation tax status and the balance
                                        will be used for working capital and
                                        general corporate purposes including
                                        possible acquisitions. See "Use of Pro-
                                        ceeds."

Proposed Nasdaq National Market symbol  "WTSC"
--------
(1) Excludes (i) 3,634,900 shares of Common Stock issuable upon exercise of outstanding stock options issued in connection with this Offering under the Company's 1996 Stock Incentive Plan (the "1996 Plan"), each of which has an exercise price equal to the initial public offering price, and (ii) an additional 5,864,600 shares of Common Stock reserved for future issuance under the 1996 Plan.

               SUMMARY COMBINED FINANCIAL AND OPERATING DATA

                                                                                         NINE MONTHS
                                                                                           ENDED
                                         YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                          ----------------------------------------------------------  ------------------
                                                                           PRO FORMA                      PRO FORMA
                           1991      1992      1993      1994      1995     1995(8)     1995      1996     1996(8)
                          -------  --------  --------  --------  --------  ---------  --------  --------  ---------
INCOME STATEMENT DATA:              (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)
 Revenue................  $69,873  $101,208  $142,508  $186,512  $256,894  $256,894   $187,332  $235,188  $235,188
 Cost of services.......   38,579    56,181    77,785   102,707   146,531   146,531    106,481   134,048   134,048
 Selling, general and
  administrative
  expenses..............   21,675    32,789    45,041    51,904    70,575    71,979     49,887    63,071    64,124
 Litigation settlement..      --        --      4,400       --        --        --         --        --        --
                          -------  --------  --------  --------  --------  --------   --------  --------  --------
 Net operating income...    9,619    12,238    15,282    31,901    39,788    38,384     30,964    38,069    37,016
 Net other (expense)....     (704)     (600)   (1,020)   (1,195)   (3,050)   (3,050)    (2,241)   (2,089)   (2,089)
                          -------  --------  --------  --------  --------  --------   --------  --------  --------
 Net income before pro
  forma tax
  provision(1)..........    8,915    11,638    14,262    30,706    36,738    35,334     28,723    35,980    34,927
 Pro forma provision for
  income taxes(1).......    2,326     2,832     5,234    10,900    13,130    13,130     10,404    12,740    12,740
                          -------  --------  --------  --------  --------  --------   --------  --------  --------
 Pro forma net
  income(1).............  $ 6,589  $  8,806  $  9,028  $ 19,806  $ 23,608    22,204   $ 18,319  $ 23,240    22,187
                          =======  ========  ========  ========  ========  ========   ========  ========  ========
 Pro forma net income
  per share(1)(2).......                                         $    .39  $    .37   $    .31  $    .39  $    .37
                                                                 ========  ========   ========  ========  ========
 Weighted average common
  shares outstanding....                                           59,834    59,834     59,834    59,834    59,834
                                                                 ========  ========   ========  ========  ========
SUPPLEMENTARY PRO FORMA
 DATA(3):
 Net income.............                                         $ 25,170    23,766   $ 19,493  $ 24,330    23,277
                                                                 ========  ========   ========  ========  ========
 Net income per common
  share.................                                         $    .41  $    .39   $    .32  $    .39  $    .38
                                                                 ========  ========   ========  ========  ========
 Weighted average common
  shares outstanding....                                           61,674    61,674     61,674    61,674    61,674
                                                                 ========  ========   ========  ========  ========
SELECTED OPERATING DATA:
 Operating margin.......     13.8%     12.1%     10.7%     17.1%     15.5%                16.5%     16.2%
 Number of workstations
  (at end of period)....      973     1,693     2,095     2,228     3,158                2,894     4,015
 Number of ports (at end
  of period)(4).........    1,380     2,070     2,530     3,496     3,870                3,496     5,372

                                        DECEMBER 31,                           SEPTEMBER 30, 1996
                          ------------------------------------------ --------------------------------------
                                                                                              PRO FORMA AS
                           1991    1992     1993     1994     1995   HISTORICAL PRO FORMA(5) ADJUSTED(6)(8)
                          ------- -------  -------  ------- -------- ---------- ------------ --------------
 BALANCE SHEET DATA:
 Working capital........  $    38 $(4,905) $(4,742) $ 5,408 $  6,550  $   (840)   $ (2,840)     $ 18,968
 Property and
   equipment, net.......   13,833  21,587   26,396   30,820   45,889    62,709      62,709        62,709
 Total assets...........   33,198  49,546   60,225   88,880  123,452   142,368     140,368       191,838
 Total debt(7)..........   17,581  26,195   23,913   32,608   41,743    47,413      91,292        23,151
 Stockholders' equity...    6,488  10,047   13,850   28,593   40,218    45,797      (2,157)      117,455

--------

(1) Prior to the Reorganization, five of the Company's affiliates were S Corporations that were not subject to federal and certain state corporate income taxes. The income statement data reflects a pro forma provision for income taxes as if the reorganized Company had been subject to federal and state corporate income taxes for all periods. The pro forma provision for income taxes represents a combined federal and state tax rate. See "Reorganization and Termination of S Corporation Status" and Note J to Combined Financial Statements.
(2) Pro forma net income per share amounts were calculated using 59,834 shares, the number of shares of Common Stock outstanding after giving effect to the Reorganization plus those shares necessary to be issued in this Offering to fund payment of certain notes payable to existing stockholders of three of the Company's affiliates equal to $43.88 million and cash dividends of $2.0 million. See "Reorganization and Termination of S Corporation Status."
(3) Supplementary pro forma net income per share amounts were calculated using 61,674 shares, the number of shares of Common Stock outstanding after giving effect to the Reorganization plus those shares necessary to be issued in this Offering to fund payment of a portion of certain notes payable to existing stockholders of three of the Company's affiliates equal to $43.88 million, cash dividends of $2.0 million and the application of the estimated proceeds of this Offering to repay certain debt of the Company as if such application occurred on January 1, 1995 as described under "Use of Proceeds."
(4) A port is a computer's digital interface to a single telephone line for automated voice response call processing.
(5) Adjusted to give effect to the Reorganization. See "Reorganization and Termination of S Corporation Status."
(6) Adjusted to give effect to payment of a portion of certain notes payable to existing stockholders of three of the Company's affiliates equal to $43.88 million, payment of cash dividends of $2.0 million and the net deferred income tax liability and corresponding income tax expense to be recorded by each of five of the Company's affiliates as a result of its termination of S Corporation status related to the Reorganization, this Offering and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds."

(7) See "Capitalization" and Notes B, C and D to Combined Financial Statements.

(8) Adjusted to give effect to the accounting for the minority interest under the purchase method of accounting. Accordingly, goodwill of $42,112 was recorded and is being amortized over 30 years. Pro forma amortization expense totaled $1,404 and $1,053 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

                                 RISK FACTORS

  In addition to other information in this Prospectus, the following factors should be carefully considered in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results in the future could differ significantly from the results discussed or implied in such forward-looking statements. Factors that could cause or contribute to such a difference include, but are not limited to, those discussed in "Risk Factors" below, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

COMPETITION

  The market for teleservices is highly competitive and subject to rapid change. Many vendors offer services that are directly competitive with certain services offered by the Company. The Company also experiences competition from the telemarketing operations of internal marketing departments of current and potential clients. These include, for example, reservation centers of major hotel chains and mail order catalog businesses. In addition, some of the Company's services also compete with other forms of marketing such as mail, television and radio. The Company expects competition to increase significantly in the future from existing competitors and from a number of companies that may enter the Company's existing or future markets. Increased competition could have a material adverse effect on the Company.

  Certain of the Company's competitors and potential competitors may have financial and other resources substantially greater than those of the Company. In addition, there can be no assurance that, as the Company's industry continues to evolve, additional competitors with greater resources than the Company will not enter the industry or that the Company's clients will not choose to conduct more of their telephone-based sales, marketing or customer service activities internally. See "Business--Competition."

POTENTIAL FUTURE COMPETING TECHNOLOGIES AND TRENDS

  The development of new forms of direct sales and marketing techniques, such as interactive home shopping through television, computer networks (including the Internet) and other media, could have a material adverse effect on the demand for the services provided by the Company. The effectiveness of marketing by telephone could also decrease as a result of consumer saturation and increased consumer resistance to teleservices generally and to the services provided by the Company in particular. Although the Company attempts to monitor industry trends and respond accordingly, there can be no assurance that the Company will be able to anticipate and successfully respond to such trends in a timely manner or at all. See "Business--Competition."

RISKS ASSOCIATED WITH MANAGING A RAPIDLY GROWING BUSINESS

  The Company has experienced rapid growth over the past several years and anticipates continued growth to be driven primarily by industry trends towards outsourcing of telephone-based sales, marketing and customer service operations and increased penetration by the Company of new and existing clients and markets. The Company's future performance and profitability will depend in part on (i) maintaining in place a sufficient number of highly trained personnel to conduct product implementation, sales activity, training and other customer support services, (ii) its ability to expand, train and manage its employee base and (iii) its ability to successfully enhance its operational, customer support and management systems and adapt those systems, as necessary, to respond to changes in its business. There can be no assurance that the Company will be able to manage its recent or any future expansion successfully, and any inability to do so could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Industry Overview--Evolution of the Teleservices Industry."

DEPENDENCE ON TECHNOLOGY

  The Company has made significant investments in sophisticated and specialized telecommunications and computer technology, and has focused on the application of this technology to provide customized solutions to meet its clients' needs. The Company anticipates that it will be necessary to continue to select, invest in and develop new and enhanced technology on a timely basis in the future to maintain its competitiveness. There can be no assurance that the Company will be successful in anticipating technological changes or in selecting and developing new and enhanced technology on a timely basis or at all. The Company relies on a combination of trade secret, copyright and trademark laws, nondisclosure and other contractual provisions and technical measures to protect its proprietary rights utilized in connection with the delivery of its services. There can be no assurance that these protections will be adequate to protect its proprietary rights or that the Company's competitors will not independently develop methods and technology that are substantially equivalent or superior to the Company's. Although the Company believes that its trademarks and other proprietary rights do not infringe upon the proprietary rights of third-parties, there can be no assurance that third-parties will not assert infringement claims against the Company. See "Business--Proprietary Rights and Licenses" and "--Technology/Systems Development."

DEPENDENCE ON TELEPHONE SERVICE

  The Company's business is significantly dependent on service provided by long-distance and local telephone companies. A significant portion of the Company's costs are associated with such telephone services. A significant increase in the cost of telephone services that is not recoverable through an increase in the price of the Company's services, or any significant interruption in telephone services, could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Facilities and Service Fortification."

RISK OF BUSINESS INTERRUPTION

  The Company's business is highly dependent on its computer and telephone equipment and software systems. Although the Company has made significant investments to establish and implement systems designed to reduce the risk of service interruption through the use of back-up systems and redundant operations, the temporary or permanent loss of such equipment or systems through casualty or operating malfunction could have a material adverse effect on the Company. See "Business--Facilities and Service Fortification" and "-- Technology/Systems Development."

DEPENDENCE ON LABOR FORCE

  The teleservices industry is very labor intensive and experiences high personnel turnover. Many of the Company's employees receive modest hourly wages and a significant number are employed on a part-time basis. A significant increase in the turnover rate among the Company's employees would increase the Company's recruiting and training costs and decrease operating efficiency and productivity. Furthermore, growth in the Company's businesses will require it to recruit and train qualified personnel at an accelerated rate from time to time. There can be no assurance that the Company will be able to continue to recruit, hire, train and retain a sufficient labor force of qualified employees in order to meet the needs of its business. A significant portion of the Company's costs consists of wages to hourly workers. An increase in hourly wages, costs of employee benefits or employment taxes could have a material adverse effect on the Company. See "Business-- Personnel and Training."

RELIANCE ON MAJOR CLIENTS

  A significant portion of the Company's revenue is generated from relatively few clients. The loss of the largest client or a number of its largest clients could have a material adverse effect on the Company. The Company's largest client, AT&T, accounted for approximately 17%, and the Company's ten largest clients in the aggregate accounted for approximately 50%, of the Company's revenue in 1995. The Company generally operates under contracts with these clients which may be terminated on short notice. See "Business--General."

LEGAL PROCEEDINGS

  From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. West Interactive Corporation is a defendant in a case brought in the United States District Court for the Southern District of Georgia, Augusta Division, on September 12, 1991, captioned Lamar Andrews, individually and as Representative of a Class of All Other Persons Similarly Situated, Plaintiff
v. American Telephone & Telegraph Company, et al., Defendants, No. CV 191-175. The District Court certified a master class of all persons who paid for one or more 900 number calls pertaining to programs offering sweepstakes, games of chance, awards, cash or other prizes, gifts or information on unclaimed funds. These calls were billed and collected by AT&T and U.S. Sprint Communications Company Limited Partnership ("Sprint"). The District Court also certified a sub-class of those persons who paid, in the State of Georgia, for one or more such calls billed and collected by AT&T or Sprint. The complaint alleges that the programs at issue involved, among other things, acts of unlawful gambling, mail fraud and wire fraud in violation of the Racketeer Influenced and Corrupt Organizations Act ("RICO"), the Communications Act of 1934, the federal common law of communications and other state and federal laws. West Interactive Corporation provided interactive voice processing and billing services to a customer which conducted some of the programs at issue in the litigation. The billing services were provided through AT&T. The action seeks recovery of treble damages (which amount has not been specified), punitive damages, costs and attorneys' fees. The Company's potential liability and expenses in this matter are not covered by insurance. On September 19, 1996, the United States Court of Appeals for the Eleventh Circuit reversed the District Court's order certifying the classes on the ground that the class action would be unmanageable. The plaintiffs have sought a rehearing before the Court of Appeals. See "Business--Legal Proceedings." The Company cannot predict the ultimate outcome of this case or the magnitude of any potential damages or costs payable by the Company. The Company believes that the decision by the United States Court of Appeals is a favorable development and intends to vigorously contest the claims made in this case.

CONTROL BY EXISTING STOCKHOLDERS

  Upon completion of this Offering, Gary L. West and Mary E. West will beneficially own an aggregate of approximately 72.8% of the shares of outstanding Common Stock (approximately 71.8% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders are able to elect the entire Board of Directors and to control the outcome of virtually all other matters requiring stockholder approval. Such voting concentration may have the effect of delaying or preventing a change in control of the Company. See "Management--Executive Officers and Directors" and "Principal Stockholders."

CERTAIN ANTI-TAKEOVER CONSIDERATIONS

  Certain provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws could have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. These provisions include a staggered board, restrictions on who may call a special meeting of stockholders, and advance notice procedures with regard to the nomination of candidates for election as directors and of certain matters to be brought before an annual or special meeting of stockholders. Certain other provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock without any further vote or action by the stockholders and impose various procedural and other requirements that could make it more difficult for stockholders to affect certain corporate actions. These provisions could also have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. The Company has no present plans to issue any shares of Preferred Stock. In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, which could have similar anti-takeover effects. See "Description of Capital Stock--Preferred Stock," "--Restated Certificate and By-law Provisions Affecting Change in Control" and "--Section 203 of the Delaware General Corporation Law."

GOVERNMENT REGULATION

  The Company's industry has become subject to an increasing amount of federal and state regulation in the past five years. The Federal Communications Commission's (the "FCC") rules under the Federal Telephone Consumer Protection Act of 1991 limit the hours during which telemarketers may call consumers and prohibit the use of automated telephone dialing equipment to call certain telephone numbers. The Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 (the "TCFAPA") broadly authorizes the Federal Trade Commission (the "FTC") to issue regulations prohibiting misrepresentations in telephone sales. The FTC's new telemarketing sales rules mandate that certain affirmative disclosures be made in telephone sales, prohibit misrepresentations of the cost, terms, restrictions, performance or duration of products or services offered by telephone solicitation and specifically address other perceived telemarketing abuses in the offering of prizes and the sale of business opportunities or investments. While the FTC's new rules have not caused the Company to alter its operating procedures, there can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit the activities of the Company or its clients in the future or significantly increase the cost of regulatory compliance.

  Several of the industries in which the Company's clients operate are subject to varying degrees of government regulation, particularly the insurance and financial services industries. The Company could be subject to a variety of enforcement or private actions for its failure or the failure of its clients to comply with such regulations. The Company's telephone representatives who sell insurance products are required to be licensed by various state insurance commissions and to participate in regular continuing education programs, thus requiring the Company to comply with the extensive regulations of these state commissions. As a result, changes in these regulations or their implementation could materially increase the Company's operating costs or otherwise have a material adverse effect on the Company. A state insurance department is reviewing certain practices and procedures used by the Company. The Company is working with the insurance department to comply with all regulations. Based on its experience in other states, its understanding of the resolutions of similar reviews of other companies and the advice of legal counsel, the Company believes that this matter is not likely to have a material adverse effect on the Company. However, the Company can give no assurances regarding the ultimate outcome of this matter. See "Business--Government Regulation."

NO PRIOR PUBLIC MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

  Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market for the Common Stock will develop or be sustained after this Offering. The initial public offering price of the Common Stock offered hereby will be determined by negotiations between the Company and representatives of the Underwriters and may bear no relationship to the trading prices of the Common Stock after this Offering. See "Underwriting" for a description of certain factors to be considered in determining the initial public offering price for the Common Stock. The trading price of the Common Stock could be subject to significant fluctuations in response to actual or anticipated variations in the Company's quarterly operating results and other factors, such as the introduction of new products and services or technological innovations by the Company or its competitors, changes in other conditions or trends in the Company's industry or in the industries of the Company's client base, changes in governmental regulation, or changes in securities analysts' estimates of the Company's, its competitors', or the industry's future performance. General stock market price declines or market volatility in the future, often unrelated to the operating performance of particular companies, or future declines or volatility in the prices of stocks for companies in the Company's industry or sector, could also affect the market price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Common Stock in the public market following this Offering, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Of the 62,475,000 shares of Common Stock to be outstanding after this Offering, the 5,700,000 shares of Common Stock to be sold in this Offering will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"). Of the remaining 56,775,000 outstanding shares of Common Stock, 53,967,513 shares will be subject to lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co., except under limited circumstances. Upon expiration of the lock-up agreements, the 53,967,513 shares of Common Stock will become eligible for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. Such shares, however, will not become eligible for sale in the public market under Rule 144 as currently in effect and interpreted by the staff of the Securities
and Exchange Commission (the "Commission") until       , 1998. The Company
intends to file a registration statement under the Securities Act covering the sale of shares reserved for issuance under the Company's 1996 Stock Incentive Plan and shares to be reserved for future issuance under the 1996 Stock Incentive Plan. The Company has granted certain stockholders registration rights with respect to approximately 56,775,000 shares of Common Stock. The sale of such shares could have a material adverse effect on the Company's ability to raise capital. See "Management--Executive Compensation--1996 Stock Incentive Plan," "Description of Capital Stock--Registration Rights," "Certain Transactions--Registration Rights," "Underwriting" and "Shares Eligible for Future Sale."

IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW INVESTORS

  Purchasers of the shares of Common Stock offered hereby will incur immediate and substantial dilution in the pro forma net tangible book value per share of Common Stock from the initial public offering price (based on an assumed initial public offering price of $15.00 per share of Common Stock, the midpoint of the estimated initial public offering price range). See "Dilution."

            REORGANIZATION AND TERMINATION OF S CORPORATION STATUS

  Prior to the closing of this Offering, each of the stockholders of West Telemarketing Corporation ("Inbound Corp."), West Interactive Corporation ("Interactive Corp.") and West Telemarketing Corporation Outbound ("Outbound Corp.") will exchange the capital stock of such company owned by such stockholder for shares of Common Stock such that each of the foregoing companies will become wholly owned subsidiaries of the Company. Simultaneously, the stockholders of Interactive Billing Services, Inc. ("IBS") and West Interactive Canada, Inc. ("Canada") will transfer their shares of capital stock of IBS and Canada to Interactive Corp. for nominal cash consideration such that each of the foregoing companies will become wholly owned subsidiaries of Interactive Corp. (such stock transfer together with the stock exchange described above, the "Reorganization"). In connection with the Reorganization, approximately 24,776,610 shares of Common Stock will be issued in exchange for the capital stock of Inbound Corp., 22,335,285 shares of Common Stock will be issued in exchange for the capital stock of Interactive Corp., and 9,663,105 shares of Common Stock will be issued in exchange for the capital stock of Outbound Corp. Based on an assumed initial public offering price of $15.00 per share, such issuances represent approximately $371,649,150 worth of Common Stock for Inbound, approximately $335,029,275 worth of Common Stock for Interactive and approximately $144,946,575 worth of Common Stock for Outbound. The number of shares of Common Stock issued for the capital stock of such companies in the Reorganization was determined based upon mutual agreement among the existing stockholders. Since its respective date of incorporation and through the date immediately preceding the effective date of the Reorganization (the "Termination Date"), each of Inbound Corp., Interactive Corp., Outbound Corp., IBS and Canada has been treated for federal income tax purposes as an S Corporation under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). As such, the existing stockholders have been and are required to pay taxes based on each of the companies' respective earnings through the Termination Date, whether or not such amounts have been distributed to the stockholders.

  Prior to the Reorganization, Gary L. West and Mary E. West beneficially owned in the aggregate greater than 73.0%, and Troy L. Eaden beneficially owned 15.0%, of the outstanding shares of common stock of each of the foregoing companies. Following consummation of the Reorganization, but prior to this Offering, Gary L. West and Mary E. West will beneficially own in the aggregate approximately 80.1%, and Troy L. Eaden will beneficially own approximately 15.0%, of the shares of Common Stock of the Company.

  The Company does not intend to make any changes to the management of the Company nor consolidate the operation of the businesses in connection with the Reorganization. Upon consummation of the Reorganization, the Company's principal assets will be the capital stock of Inbound Corp., Interactive Corp. and Outbound Corp. and the Company intends to operate through these subsidiaries. Inbound Corp. provides inbound operator teleservices, Interactive Corp. provides automated voice response teleservices, Outbound Corp. provides outbound direct teleservices, IBS provides billing and collecting services to local exchanges with respect to pay per call events and Canada provides large volume automated voice response services within the territory of Canada. The Company does not intend to change the operations of these companies in connection with the Reorganization. See "Business-- Description of Services."

  Each of Inbound Corp., Outbound Corp. and Interactive Corp. (the "West Affiliates") has made periodic distributions to its existing stockholders in amounts approximately equal to the stockholders' corresponding tax liabilities associated with the Company's earnings plus amounts representing a portion of retained earnings. The West Affiliates made aggregate distributions of $5.4 million, $8.1 million, $10.5 million, $16.0 million and $25.1 million for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively, and $30.4 million through September 30, 1996. On October 31, 1996, each of the West Affiliates declared one or more dividends payable to its current stockholders (the West Affiliates' dividends collectively, the "First Dividend"). The First Dividend was equal to the West Affiliates' retained earnings as of September 30, 1996, to the extent such retained earnings have not previously been distributed, along with a distribution representing a return of additional paid-in capital contributed by the West Affiliates' existing stockholders. Each of the West Affiliates has paid its portion of the First Dividend to each of its stockholders in cash or through a note payable issued by such West Affiliate (the West Affiliates' notes payable collectively, the "Stockholders Notes"). The First Dividend was equal to approximately $45.9 million, of which approximately $2.0 million was paid in cash and approximately $43.9 million was paid through the Stockholders Notes. The Company estimates that the Stockholders Notes will be paid by a portion of the net proceeds to be received by the Company from this Offering. Prior to the closing of the Reorganization, each of the West Affiliates intends to declare one or more additional dividends payable to its current stockholders (the West Affiliates' dividends collectively, the "Second Dividend"). The Second Dividend will be equal to the Company's estimate of the West Affiliates' retained earnings prior to conversion of each of the West Affiliates to a C Corporation, to the extent such retained earnings have not previously been distributed, along with a distribution representing a return of additional paid-in capital contributed by the West Affiliates' existing stockholders. The Company estimates that the Second Dividend will equal approximately $6.0 million as of the Termination Date. Each of the West Affiliates will pay its portion of the Second Dividend to each of its stockholders in cash. The Company estimates that the Second Dividend will be paid from the West Affiliates' existing working capital. See "Use of Proceeds" and "Certain Transactions--Reorganization and Termination of S Corporation Status."

  The Termination Date will occur not later than the date immediately prior to the date of the closing of this Offering. Subsequent to the Termination Date, neither the Company nor any of the West Affiliates will be an S Corporation and, accordingly, each will be subject to federal and state income taxes. Other than payment of the Stockholders Notes, upon closing of this Offering, the Company will have no liabilities with respect to distributions to the West Affiliates, the IBS or the Canada stockholders except as set forth in this section.

  In addition, each of the West Affiliates, Canada and IBS, as a result of termination of its S Corporation status, will record a net deferred income tax liability and corresponding income tax expense (the "Deferred Tax Liability") effective upon the Termination Date. The amount of the Deferred Tax Liability would have been approximately $2.1 million if the Termination Date had been September 30, 1996, but the actual amount will be adjusted to reflect the effect of the Company's actual operations results through the Termination Date.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of shares of Common Stock offered by the Company are estimated to be approximately $77.5 million (approximately $89.4 million if the over-allotment option is exercised in full), after deducting underwriting discounts and offering expenses, and assuming an offering price of $15.00 per share. The Company intends to use the net proceeds as follows: (i) approximately $27.6 million will be used to repay outstanding debt including (a) $6.0 million expected to be outstanding at the closing of this Offering under an $8 million revolving credit facility (the "First Credit Facility"), (b) $4.5 million expected to be outstanding at the closing of this Offering under a $4.5 million revolving credit facility (the "Second Credit Facility"), (c) $11.0 million in bank term loans, and (d) $6.1 million in capital leases; (ii) approximately $43.9 million will be used to repay the Stockholders Notes; and (iii) the balance will be used for working capital and general corporate purposes including possible acquisitions. The Company has no present understandings, commitments or agreements, nor is it currently in negotiations with respect to, any acquisition. The Company intends to keep the First Credit Facility and the Second Credit Facility available for future borrowings and intends to renew each of these facilities upon expiration.

  The First Credit Facility expires in June 1997 and bears interest at .25% below the prime rate (actual rate 8.0% at September 30, 1996). The Second Credit Facility expires in July 1997 and bears interest at .50% below the prime rate (actual rate 7.75% at September 30, 1996). The Stockholders Notes, which were incurred to pay the dividend, mature in October 2002 and bear interest at 7.0%. The Company intends (a) to retire $6.1 million of various capital leases bearing interest at 7.0% to 9.9%, (b) to repay a $4.9 million bank note which matures in February 2001 and bears interest at 7.5%, (c) to repay a $2.2 million bank note which matures in June 1999 and bears interest at the prime rate, which was 8.25% at September 30, 1996, (d) to repay a $1.5 million bank note which matures in June 1999 and bears interest at the prime rate, which was 8.25% at September 30, 1996, (e) to repay a $1.7 million bank note which matures in June 1999 and bears interest at the prime rate, which was 8.25% at September 30, 1996, and (f) to repay a $673,000 mortgage note which matures in April 1999 and bears interest at the prime rate, which was 8.25% at September 30, 1996. All long-term borrowings incurred within the last year were used for working capital. Pending application of the proceeds as described above, the net proceeds of this Offering will be invested in short-term, interest-bearing securities.

                                DIVIDEND POLICY

  The Company currently intends to retain earnings to finance the growth and development of its business and for working capital and general corporate purposes, and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. Any payment of dividends will be at the discretion of the Company's Board of Directors and will depend upon earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "--Capital Expenditures."

                                CAPITALIZATION

  The following table sets forth short-term debt and the capitalization of the Company as of September 30, 1996 (i) on a historical basis, (ii) on a pro forma basis giving effect to the Reorganization, and (iii) on a pro forma basis as adjusted to reflect the sale by the Company of 5,700,000 shares of Common Stock pursuant to this Offering at an assumed initial public offering price of $15.00 per share and the application of the estimated net proceeds therefrom and the increase in additional paid-in capital to give effect to the accounting for the minority interest under the purchase method of accounting. See "Reorganization and Termination of S Corporation Status," "Certain Transactions--Reorganization and Termination of S Corporation Status," and "Use of Proceeds." This table should be read in conjunction with the Combined Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                   SEPTEMBER 30, 1996
                                         --------------------------------------
                                                                   PRO FORMA
                                         HISTORICAL PRO FORMA(1) AS ADJUSTED(2)
                                         ---------- ------------ --------------
                                                 (AMOUNTS IN THOUSANDS)
Cash and cash equivalents...............  $13,080     $11,080       $ 20,439
                                          =======     =======       ========
Short-term debt:(3)
 Notes payable--bank....................  $ 6,000     $ 6,000       $    --
 Notes payable--financing...............   13,431      13,431         13,431
 Current maturities of long-term debt...    2,422       2,422            --
 Current obligations under capital
  leases(4).............................    7,389       7,389          3,363
                                          -------     -------       --------
  Total short-term debt.................  $29,242     $29,242       $ 16,794
                                          =======     =======       ========
Long-term obligations; less current
 maturities:(3)
 Obligations under capital leases, less
  current maturities(4).................  $ 9,213     $ 9,213       $  6,357
 Long-term debt, less current
  maturities............................    8,958       8,958            --
 Notes payable--stockholders............      --       43,879            --
                                          -------     -------       --------
  Total long-term obligation, less
   current maturities...................  $18,171     $62,050       $  6,357
                                          =======     =======       ========
Total debt..............................   47,413      91,292         23,151
                                          -------     -------       --------
Stockholders' equity:
 Preferred stock, par value $.01 per
  share, 10,000,000 authorized shares,
  no shares issued and outstanding......      --          --             --
 Common stock, par value $.01 per share,
  200,000,000 authorized shares; 1,000
  shares issued and outstanding actual;
  56,775,000 shares issued and
  outstanding pro forma, and 62,475,000
  shares issued and outstanding pro
  forma as adjusted.....................       50          50            625
 Additional paid-in capital.............    5,261         --         119,037
 Retained earnings......................   40,486      (2,207)        (2,207)
                                          -------     -------       --------
Total stockholders' equity..............   45,797      (2,157)       117,455
                                          -------     -------       --------
Total capitalization....................  $93,210     $89,135       $140,606
                                          =======     =======       ========

--------
(1) Reflects the effects of the Reorganization, including payment of the First Dividend through cash and the Stockholders Notes and the incurrence of the Deferred Tax Liability.

(2) Reflects the effects of (1) and the increase in additional paid-in capital to give effect to the accounting for the minority interest under the purchase method of accounting.

(3) See Notes B, C and D to Consolidated Financial Statements for information concerning the Company's short-term debt, long-term debt and capitalized lease obligations.

(4) The Company estimates that there will be approximately $8.9 million outstanding under capital leases at the closing of this Offering.

                                   DILUTION

  The net tangible book value of the Company as of September 30, 1996 was approximately $45.4 million, or $.80 per share of Common Stock. Pro forma net tangible book value per share represents the amount of total assets less total liabilities, divided by the number of shares of Common Stock outstanding as of September 30, 1996, on a pro forma basis before giving effect to the First Dividend and deferred taxes associated with the Reorganization and this Offering. After giving effect to the Reorganization, including the First Dividend, and the receipt by the Company of the net proceeds from the sale of 5,700,000 shares of Common Stock offered by the Company hereby, assuming an initial public offering price of $15.00, and after deducting the estimated underwriting discount and offering expenses to be paid by the Company, the pro forma as adjusted net tangible book value of the Company as of September 30, 1996, would have been $74.9 million, or $1.20 per share. This represents an immediate increase in net tangible book value of $.40 per share to existing stockholders and an immediate dilution of $13.80 per share to new investors purchasing shares at the initial public offering price. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............        $15.00
     Pro forma net tangible book value per share as of September
      30, 1996, before this Offering and the Reorganization...... $ .80
     Decrease per share attributable to the First Dividend and
      deferred taxes(1)..........................................  (.80)
     Increase per share attributable to new investors............  1.20
                                                                  -----
   Pro forma net tangible book value per share as of September
    30, 1996, after this Offering and the Reorganization.........          1.20
                                                                         ------
   Dilution per share to new investors...........................        $13.80
                                                                         ======

--------
(1) Includes amounts necessary to pay the First Dividend and record deferred income taxes upon conversion of each of the West Affiliates, Canada and IBS from an S Corporation to a C Corporation. See "Reorganization and Termination of S Corporation Status," "Certain Transactions--
    Reorganization and Termination of S Corporation Status."

  The following table sets forth, on a pro forma basis as of September 30, 1996, after giving effect to the Reorganization, including the First Dividend, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by the new investors purchasing shares of Common Stock from the Company in this Offering (before deducting the estimated underwriting discount and offering expenses to be paid by the Company):

                                                     TOTAL
                             SHARES PURCHASED    CONSIDERATION
                            ------------------ ------------------ AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT   PERCENT   PER SHARE
                            ---------- ------- ---------- ------- -------------
   Existing stockholders... 56,775,000  91.0%      50,000   --          --
   New investors...........  5,700,000   9.0   85,500,000   100%     $15.00
                            ----------  ----   ----------   ---
     Total................. 62,475,000   100%  85,550,000   100%
                            ==========  ====   ==========   ===

  The foregoing tables assume no exercise of the Underwriters' over-allotment option or of any outstanding options.

              SELECTED COMBINED FINANCIAL AND OPERATING DATA

  The selected historical financial and operating data below for the periods and at the dates indicated should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus. The Combined Financial Statements of the Company as of and for the nine months ended September 30, 1996 and the unaudited Combined Financial Statements as of and for the nine months ended June 30, 1995 reflect all adjustments necessary in the opinion of the Company's management (consisting only of normal recurring adjustments), for a fair presentation of such financial data. The data is presented on a consolidated basis giving effect to the Reorganization. The selected consolidated historical financial data for each of the five fiscal years in the period ended December 31, 1995 and nine months ended September 30, 1996 are derived from audited Combined Financial Statements of the Company.

  The pro forma unaudited combined financial and operating data has been derived from the audited and unaudited financial statements of the Company and should be read in conjunction with the pro forma unaudited consolidated financial data and notes thereto included elsewhere in this Prospectus. The pro forma results of operations for the fiscal year ended December 31, 1995 and the nine months ended September 30, 1996 are not necessarily indicative of the results of operations that would have been achieved had the transactions reflected therein been consummated prior to the periods in which they were completed, or that might be attained in the future.

                                                                                              NINE MONTHS
                                         YEAR ENDED DECEMBER 31,                          ENDED SEPTEMBER 30,
                          ----------------------------------------------------------  -----------------------------
                                                                           PRO FORMA                      PRO FORMA
                           1991      1992      1993      1994      1995     1995(8)     1995      1996     1996(8)
                          -------  --------  --------  --------  --------  ---------  --------  --------  ---------
                                    (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)
INCOME STATEMENT DATA:
 Revenue................  $69,873  $101,208  $142,508  $186,512  $256,894  $256,894   $187,332  $235,188  $235,188
 Cost of services.......   38,579    56,181    77,785   102,707   146,531   146,531    106,481   134,048   134,048
 Selling, general and
  administrative
  expenses..............   21,675    32,789    45,041    51,904    70,575    71,979     49,887    63,071    64,124
 Litigation settlement..      --        --      4,400       --        --        --         --        --        --
                          -------  --------  --------  --------  --------  --------   --------  --------  --------
 Net operating income...    9,619    12,238    15,282    31,901    39,788    38,384     30,964    38,069    37,016
 Net other (expense)....     (704)     (600)   (1,020)   (1,195)   (3,050)   (3,050)    (2,241)   (2,089)   (2,089)
                          -------  --------  --------  --------  --------  --------   --------  --------  --------
 Net income before pro
  forma tax
  provision(1)..........    8,915    11,638    14,262    30,706    36,738    35,334     28,723    35,980    34,927
 Pro forma provision for
  income taxes(1).......    2,326     2,832     5,234    10,900    13,130    13,130     10,404    12,740    12,740
                          -------  --------  --------  --------  --------  --------   --------  --------  --------
 Pro forma net
  income(1).............  $ 6,589  $  8,806  $  9,028  $ 19,806  $ 23,608    22,204   $ 18,319  $ 23,240    22,187
                          =======  ========  ========  ========  ========  ========   ========  ========  ========
 Pro forma net income
  per share(1)(2).......                                         $    .39  $    .37   $    .31  $    .39  $    .37
                                                                 ========  ========   ========  ========  ========
 Weighted average common
  shares outstanding....                                           59,834    59,834     59,834    59,834    59,834
                                                                 ========  ========   ========  ========  ========
SUPPLEMENTARY PRO FORMA
 DATA(3):
 Net income.............                                         $ 25,170  $ 23,766   $ 19,493  $ 24,330  $ 23,277
                                                                 ========  ========   ========  ========  ========
 Net income per common
  share.................                                              .41       .39        .32       .39       .38
                                                                 ========  ========   ========  ========  ========
 Weighted average common
  shares outstanding....                                           61,674    61,674     61,674    61,674    61,674
                                                                 ========  ========   ========  ========  ========
SELECTED OPERATING DATA:
 Operating margin.......     13.8%     12.1%     10.7%     17.1%     15.5%                16.5%     16.2%
 Number of workstations
  (at end of period)....      973     1,693     2,095     2,228     3,158                2,894     4,015
 Number of ports(4) (at
  end of period)........    1,380     2,070     2,530     3,496     3,870                3,496     5,372

                                        DECEMBER 31,                           SEPTEMBER 30, 1996
                          ------------------------------------------ --------------------------------------
                                                                                              PRO FORMA AS
                           1991    1992     1993     1994     1995   HISTORICAL PRO FORMA(5) ADJUSTED(6)(8)
                          ------- -------  -------  ------- -------- ---------- ------------ --------------
 BALANCE SHEET DATA:
 Working capital........  $    38 $(4,905) $(4,742) $ 5,408 $  6,550  $   (840)   $(2,840)      $ 18,968
 Property and
  equipment, net........   13,833  21,587   26,396   30,820   45,889    62,709     62,709         62,709
 Total assets...........   33,198  49,546   60,225   88,880  123,452   142,368    140,368        191,838
 Total debt(7)..........   17,581  26,195   23,913   32,608   41,743    47,413     91,292         23,151
 Stockholders' equity...    6,488  10,047   13,850   28,593   40,218    45,797     (2,157)       117,455

--------
(Footnotes on following page)

(1) Prior to the Reorganization, each of the West Affiliates, Canada and IBS were S Corporations that were not subject to federal and certain state corporate income taxes. The income statement data reflects a pro forma provision for income taxes as if the reorganized Company had been subject to federal and state corporate income taxes for all periods. The pro forma provision for income taxes represents a combined federal and state tax rate. See "Reorganization and Termination of S Corporation Status," "Certain Transactions--Reorganization and Termination of S Corporation Status" and Note J to Combined Financial Statements.
(2) Pro forma net income per share amounts were calculated using 59,834 shares, the number of shares of Common Stock outstanding after giving effect to the Reorganization plus those shares necessary to be issued in this Offering to fund payment of certain notes payable to existing stockholders of three of the Company's affiliates equal to $43.88 million, payment of cash dividends of $2.0 million and the net deferred income tax liability and corresponding income tax expense to be recorded by each of five of the Company's affiliates as a result of its termination of S Corporation status. See "Reorganization and Termination of S Corporation Status" and "Certain Transactions--Reorganization and Termination of S Corporation Status."
(3) Supplementary pro forma net income per share amounts were calculated using 61,674 shares, the number of shares of Common Stock outstanding after giving effect to the Reorganization plus those shares necessary to be issued in this Offering to fund payment of certain notes payable to existing stockholders of three of the Company's affiliates equal to $43.88 million, cash dividends of $2.0 million and the application of the estimated proceeds of this Offering to repay certain debt of the Company as if such application occurred on January 1, 1995 as described under "Use of Proceeds."
(4) A port is a computer's digital interface to a single telephone line for automated voice response call-processing.
(5) Adjusted to give effect to the Reorganization. See "Reorganization and Termination of S Corporation Status" and "Certain Transactions-- Reorganization and Termination of S Corporation Status."
(6) Adjusted to give effect to payment of certain notes payable to existing stockholders of three of the Company's affiliates equal to $43.88 million, payment of cash dividends of $2.0 million and the net deferred income tax liability and corresponding income tax expense to be recorded by each of five of the Company's affiliates as a result of its termination of S Corporation status related to the Reorganization, this Offering and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds."

(7) See "Capitalization" and Notes B, C and D to Combined Financial
    Statements.

(8) Adjusted to give effect to the accounting for the minority interest under the purchase method of accounting. Accordingly, Goodwill of $42,112 was recorded and is being amortized over 30 years. Pro forma Amortization Expenses totaled $1,404 and $1,053 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion of the Company's historical results of operations and of its liquidity and capital resources should be read in conjunction with "Selected Combined Financial and Operating Data" and the Combined Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

  West Telemarketing Corporation was formed in 1986 and, together with its affiliates, is one of the largest independent teleservices companies in the United States. During the first nine months of operations, the Company focused its resources on designing and building an automated call- processing platform to effectively manage large volumes of inbound calls ("Inbound"). In January 1989, the Company began offering automated voice response services utilizing its own proprietary technology platform ("Interactive"). In May 1990, the Company began offering outbound teleservices utilizing state-of-the-art workstations staffed by highly trained teleservices representatives ("Outbound"). The Company is a leading provider of each of these services to businesses on an outsourced basis. The Company also believes it has established a distinct competitive advantage in its ability to offer a range of services through its three operating divisions (Inbound, Interactive and Outbound) on a fully integrated basis.
  REVENUE: Inbound services represented approximately 30.0% and 28.9% of total revenue for the nine months ended September 30, 1996 and for the year ended December 31, 1995, respectively. Revenue for inbound services is primarily generated on the basis of the number of calls received and processed on behalf of clients. The Company also generates revenue by providing assistance to clients in the design and implementation of new applications.

  Interactive services represented approximately 42.0% and 38.4% of total revenue for the nine months ended September 30, 1996 and for the year ended December 31, 1995, respectively. Revenue for interactive services is primarily generated on the basis of total billable minutes as measured between a caller and the Company's automated voice response units. The Company also generates revenue by providing billing and collection services for pay per call programs.

  Outbound services represented approximately 28.0% and 32.7% of total revenue for the nine months ended September 30, 1996 and for the year ended December 31, 1995, respectively. Revenue for outbound services is generated on an hourly basis as calls are placed by the Company's marketing representatives on behalf of its clients. The Company also generates revenue by providing assistance to its clients in the design and programming of customized applications.

  EXPENSES: Costs of telecommunications services incurred by the Company are primarily comprised of long distance transmission charges. The Company effectively manages its telecommunications costs through a long-term services contract with AT&T which includes an established rate schedule subject to certain call volume commitments. As one of the largest clients of AT&T, the Company believes it has negotiated a favorable contract at an attractive service rate. The Company has also entered into a number of equipment maintenance and network management contracts with AT&T in order to facilitate reliable and efficient network operations. Rates for telecommunications services are primarily determined by total call volume and level of network management and technical support under contract. See "Business--Facilities and Service Fortification".

  The Company manages its direct labor costs through its flexible staffing and scheduling initiatives. In particular, the Company has developed its own proprietary scheduling systems which are designed to optimize staffing and pay levels in anticipation of fluctuating call volumes as clients' campaigns are scheduled. The Company seeks to control its direct labor costs by decentralizing its operations and by seeking new geographic markets which offer attractive labor market characteristics for its Inbound and Outbound services. Direct labor rates fluctuate based upon local market factors such as the size and availability of a part-time workforce in addition to local economic growth. Labor rates are adjusted, as necessary, to attract the required number of service representatives during seasonal fluctuations. See "Business--Call Management Systems".

  Selling, general and administrative expenses consist of all expenses that support the ongoing operation of the Company. These expenses include costs related to division management, facilities costs, equipment depreciation and maintenance, allowance for doubtful accounts, sales and marketing activities, client support services, and corporate management costs. Changes in selling, general and administrative expenses primarily reflect the addition of new facilities over certain periods or expanded marketing activities.

  Each of the West Affiliates has been treated for federal income tax purposes as an S Corporation under the Internal Revenue Code. As a result, the stockholders of each of the West Affiliates, rather than the West Affiliates, have paid all federal income tax on the West Affiliates' income. Each of the West Affiliates has made periodic distributions to its stockholders in amounts approximately equal to its stockholders' corresponding tax liabilities associated with such companies' earnings plus amounts representing a portion of retained earnings. Additionally, the Company has earned state income tax credits in Nebraska under a job creation and investment incentive program. As a result, the West Affiliates' stockholders have paid little, if any, state income tax in Nebraska. Subsequent to the Reorganization, the Company will be considered a C Corporation for federal and state income tax purposes. The Company will still be eligible for similar tax credits in Nebraska, at least through 1998, so long as the Company continues to create additional employment positions within that state. As the Company opens new facilities in states without job or investment tax credits, or in states with corporate income taxes, its effective tax rate may increase. See "Reorganization and Termination of S Corporation Status" and "Certain Transactions--Reorganization and Termination of S Corporation Status."

RESULTS OF OPERATIONS

  The following table sets forth the Combined Statement of Operations Data as a percentage of revenue for the periods indicated:

                                 YEAR ENDED                  NINE MONTHS ENDED
                                DECEMBER 31,                   SEPTEMBER 30,
                         --------------------------------- -------------------------
                                                 PRO FORMA                 PRO FORMA
                         1993    1994    1995      1995    1995    1996      1996
                         -----   -----   -----   --------- -----   -----   ---------
Revenue................. 100.0 % 100.0 % 100.0 %   100.0 % 100.0 % 100.0 %   100.0 %
Cost of services........  54.6    55.1    57.0      57.0    56.8    57.0      57.0
Selling, general and
 administrative
 expenses...............  31.6    27.8    27.5      28.0    26.6    26.8      27.3
Litigation settlement...   3.1     --      --        --      --      --        --
                         -----   -----   -----     -----   -----   -----     -----
Net operating income....  10.7    17.1    15.5      15.0    16.5    16.2      15.7
Net other (expense).....  (0.7)   (0.6)   (1.2)     (1.2)   (1.2)   (0.9)     (0.9)
                         -----   -----   -----     -----   -----   -----     -----
Net income before pro
 forma
 income tax expense.....  10.0    16.5    14.3      13.8    15.3    15.3      14.8
Pro forma provision for
 income taxes...........   3.7     5.9     5.1       5.1     5.5     5.4       5.4
                         -----   -----   -----     -----   -----   -----     -----
Pro forma net income....   6.3 %  10.6%    9.2 %     8.7 %   9.8 %   9.9 %     9.4 %
                         =====   =====   =====     =====   =====   =====     =====

 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

  REVENUE: Revenue increased $47.9 million or 25.6% to $235.2 million in the first nine months of 1996 from $187.3 million in the comparable period of 1995. The increase in revenue included $14.5 million derived from new clients and $33.4 million derived from existing clients. The overall revenue increase is attributable to higher call volumes.

  COST OF SERVICES: Cost of services represents direct labor, telephone expense and other costs directly related to teleservices activities. Costs of services increased $27.5 million or 25.8% for the nine months ended September 30, 1996 to $134.0 million from $106.5 million for the comparable period of 1995. As a percentage of revenue, cost of services remained relatively unchanged at 57.0% in the nine months ended September 30, 1996 compared to 56.8% in the comparable period of 1995.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ("SG&A"): SG&A expenses increased by $13.2 million or 26.5% to $63.1 million for the nine months ended September 30, 1996 from $49.9 million for the comparable period in 1995. As a percentage of revenue, SG&A expenses increased to 26.8% for the nine months ended September 30, 1996 from 26.6% for the comparable period in 1995. The increase is primarily due to an increase in depreciation expense associated with call center expansion.

  NET OPERATING INCOME: Net operating income increased by $7.1 million or 22.9% to $38.1 million for the nine months ended September 30, 1996 from $31.0 million for the comparable period in 1995. As a percentage of revenue, net operating income declined to 16.2% in the nine months ended September 30, 1996 compared to 16.5% in the comparable 1995 period due to the factors discussed above.

  NET OTHER (EXPENSE): Net other (expense) includes interest income from short-term investments, interest income from an accounts receivable financing program (net of the related interest expense to fund the program), interest expense from short-term and long-term borrowings under credit facilities and capital leases, state income taxes and other expense. Other expense remained virtually unchanged at $2.1 million for the nine months ended September 30, 1996.

  PRO FORMA NET INCOME: Pro forma net income increased by $4.9 million or 26.8% for the nine months ended September 30, 1996, to $23.2 million from $18.3 million for the comparable period in 1995. Pro forma net income includes a provision for income taxes at effective rates of 37.1% for 1996 and 38.3% for 1995. These rates reflect the combined federal and state income tax rate of the Company as if it had been treated as a C Corporation. The decrease in the effective tax rate is attributable to increased tax credits available under a Nebraska incentive program.

 YEARS ENDED DECEMBER 31, 1995 AND 1994

  REVENUE: Revenue increased $70.4 million or 37.7% to $256.9 million in 1995 from $186.5 million in 1994. The increase in revenue included $24.2 million derived from new clients and $46.2 million derived from existing clients. The overall revenue increase is attributable principally to higher call volumes.

  COST OF SERVICES: Cost of services increased $43.8 million or 42.6% to $146.5 million in 1995 from $102.7 million in 1994. As a percentage of revenue, cost of services increased to 57.0% in 1995 from 55.1% in 1994. The increase was primarily attributable to increased labor rates experienced in the Company's Inbound division, offset partially by lower telephone costs.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: SG&A expenses increased by $18.7 million or 36.0% to $70.6 million for 1995 from $51.9 million for 1994. As a percentage of revenue, SG&A expenses decreased to 27.5% in 1995 from 27.8% in 1994. The decrease as a percentage of revenue primarily reflects greater efficiencies achieved through higher call volumes.

  NET OPERATING INCOME: Net operating income increased $7.9 million or 24.8% to $39.8 million in 1995 from $31.9 million in 1994. As a percentage of revenue, net operating income decreased to 15.5% in 1995 from 17.1% in 1994 due to the factors discussed above.

  NET OTHER (EXPENSE): Net other (expense) increased $1.8 million or 150.0% to $3.0 million in 1995 from $1.2 million in 1994. This increase was primarily due to increased interest expense from higher average borrowings outstanding.

  PRO FORMA NET INCOME: Pro forma net income increased by $3.8 million or 19.2% to $23.6 million in 1995 from $19.8 million in 1994. Pro forma net income includes a provision for federal and state income taxes at effective rates of 38.0% and 36.4% for 1995 and 1994, respectively. These rates reflect the combined federal and state income tax rate as if the Company had been treated as a C Corporation, less applicable credits. The increase in the effective tax rate in fiscal 1995 is attributable to higher state income taxes due to a larger proportion of total revenues generated outside of Nebraska.

 YEARS ENDED DECEMBER 31, 1994 AND 1993:

  REVENUE: Revenue increased by $44.0 million or 30.9% to $186.5 million in 1994 from $142.5 million in 1993. The increase in revenue included $25.9 million derived from new clients and $18.1 million derived from existing clients. The overall revenue increase is attributable to higher call volumes.

  COST OF SERVICES: Cost of services increased $24.9 million, or 32.0%, to $102.7 million in 1994 from $77.8 million in 1993. As a percentage of revenue, cost of services increased to 55.1% in 1994 from 54.6% in 1993. The increase is attributable to higher labor costs partially offset by lower telephone costs.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: SG&A expenses increased by $6.9 million, or 15.3%, to $51.9 million for 1994 from $45.0 million in 1993. As a percentage of revenue, SG&A expenses decreased to 27.8% in 1994 from 31.6% in 1993. The decrease as a percentage of revenue principally reflects improved operating efficiencies and lower bad debt expense. The decrease in bad debt expense was due to increased retention of proceeds held in reserve to protect against uncollectible pay per call billings.

  NET OPERATING INCOME: Net operating income increased $16.6 million, or 108.5%, to $31.9 million in 1994 from $15.3 million in 1993. As a percentage of revenues, net operating income increased to 17.1% in 1994 from 10.7% in 1993. In 1993, the Company recorded a one-time litigation settlement expense of $4.4 million in connection with certain patent rights on processes used in Interactive. Excluding the litigation settlement expense, 1993 operating income margin would have been 13.8%.

  NET OTHER (EXPENSE): Net other (expense) remained relatively unchanged at $1.2 million in 1994 compared to $1.0 in 1993.

  PRO FORMA NET INCOME: Pro forma net income increased by $10.8 million, or 120.0% to $19.8 million in 1994 from $9.0 million in 1993. Pro forma net income includes a provision for federal and state income taxes at effective rates of 36.4% and 37.0% for 1994 and 1993, respectively. Excluding the after-tax one-time charge of $2.8 million from the above-noted litigation settlement in 1993, pro forma net income would have increased $8.0 million or 67.8% in 1994 from an adjusted $11.8 million in 1993.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary source of liquidity has been cash flow from operations, supplemented by borrowings under its revolving bank lines of credit.

  The Company's credit facilities consist of $8.0 million and $4.5 million revolving credit facilities, with outstanding balances of $3.5 million and $2.5 million, respectively, at September 30, 1996. Advances under the revolving credit facilities bear interest at the prime rate less 0.25% and 0.50%, respectively. The revolving credit facilities terminate on June 30, 1997, and July 1, 1997, respectively. Aggregate borrowings under the revolving credit facilities are limited to 80% of eligible accounts receivable. At September 30, 1996, the Company had term loans with banks that totaled $11.4 million, which were used to fund capital expenditures and real estate investments. Repayment of all bank debt is secured by the Company's accounts receivable, equipment, real estate, and other assets. In addition, the Company's loan agreements contain certain financial covenants and restrictions.

  The Company also has a $30 million revolving bank line used to fund an accounts receivable financing program offered to certain customers in the pay per call industry. Borrowings under the facility are limited to a borrowing base of pledged accounts receivable from certain of the Company's qualified customers which are assigned by the Company to the bank. The outstanding borrowings under this facility were $13.4 million at September 30, 1996. This credit facility expires on June 30, 1997.

  Net cash flow from operating activities increased $10.0 million or 38.5% to $36.0 million for the nine months ended September 30, 1996, compared to $26.0 for the same period in 1995, and was $47.6 million, $33.4 million and $24.8 million for the years ended 1995, 1994 and 1993, respectively. The increase in each period was due principally to higher net income and depreciation and amortization each year, partially offset by increased cash used for accounts receivable resulting from growth in revenue. Cash flow from operating activities increased in the nine months ended September 30, 1996 compared to the same 1995 period, due to higher net income and depreciation and amortization.

  Net cash flow used in investing activities was $16.2 million for the nine months ended September 30, 1996 compared to $10.1 million in the same period in 1995, and was $14.5 million, $7.9 million, and $6.3 million for the years ended 1995, 1994, and 1993, respectively. The increase in each period was primarily due to investments in call centers to support the growth of the business, in addition to the purchase of real estate in 1993 for $2.5 million and in 1995 for $3.2 million.

  Net cash flow used in financing activities was $28.5 million for the nine months ended September 30, 1996 compared to $21.3 million for the same period in 1995, and was $25.2 million, $20.6 million and $10.9 million for the years ended 1995, 1994, and 1993, respectively. The net cash flow used in financing activities for all periods reflect distributions made to the existing stockholders to cover tax liabilities as S Corp. stockholders and to provide a return of capital, offsetting borrowings under the Company's credit facilities, net of repayments.

  The Company intends to use the net proceeds of the Offering as follows: (i) to repay total outstanding debt of $27.6 million comprised of (a) an aggregate of $10.5 million outstanding under its revolving credit facilities, (b) $11.0 million in term loans and (c) $6.1 million in outstanding capital leases;
(ii) approximately $43.9 million to repay the remaining balance of the Stockholders Notes created in connection with the declaration of a dividend to existing stockholders as part of the conversion of the Company to a C Corporation. The balance of the net proceeds will be used for working capital and general corporate purposes. The Company expects to renew its revolving lines of credit when they expire and believes it could increase the amount of credit facilities, if needed.

  Capital leasing has been used to fund the majority of computer and telephone equipment, furniture and other equipment placed into service. All capital leases are for a three-year term with a bargain purchase option. The Company expects to exercise its right to purchase all equipment financed by leasing activity at maturity.

  Interactive Corp. is a defendant in a case brought in the United States District Court for the Southern District of Georgia, Augusta Division, captioned Lamar Andrews, individually and as Representative of a Class of All Other Persons Similarly Situated, Plaintiff v. American Telephone & Telegraph Company, et al., Defendants, No. CV 191-175. The Company cannot predict the ultimate outcome of this case or the magnitude of any potential damages or costs payable by the Company. The Company, therefore, cannot predict the affect of this matter on the future operations and financial position of the Company. See "Business--Legal Proceedings."

CAPITAL EXPENDITURES

  The Company's operations will continue to require significant capital expenditures for capacity expansion and upgrades. Capital expenditures, which includes the acquisition of equipment through the assumption of capital leases, were $26.4 million in 1995, $11.5 million in 1994 and $11.5 million in 1993. The Company expects to invest approximately $35 million in capital expenditures in 1996 (of which $26.7 million was invested through September 30, 1996). The Company projects its capital expenditures for 1997 to be approximately $44 million, primarily for the capacity expansion and upgrades at existing facilities and the addition of four new call centers. The Company expects to use a portion of the proceeds from this Offering to fund 1997 projected capital expenditures, with the balance to be financed through capital leases.

  The Company believes that the cash flow from operations, together with the net proceeds of this Offering and available borrowings under its credit facilities will be adequate to meet its capital requirements for the foreseeable future. The Company does not anticipate that any additional property or assets of the Company or any of its subsidiaries, which are not already pledged as collateral securing the credit facilities, will be required to be pledged or any security interest granted therein, or that any of the subsidiaries of the Company or any of their affiliates will be required to guarantee in any additional manner such credit facilities, as a result of or in connection with the Reorganization.

INFLATION

  The Company does not believe that inflation has had a material effect on its results of operations. However, there can be no assurance that the Company's business will not be affected by inflation in the future.

NEW ACCOUNTING PRONOUNCEMENT

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The Company is required to adopt this standard for the year ending December 31, 1996. The Company has elected to adopt the disclosure requirement of this pronouncement. The adoption of this pronouncement will have no impact on the Company's financial position or results of operations.

                                   BUSINESS

GENERAL

  The Company is one of the largest independent teleservices companies in the United States, and provides a full range of customized telecommunications-based services to business clients on an outsourced basis. The Company is a leading provider in each of inbound operator services, automated voice response services and outbound direct teleservices. Inbound operator services consist of live operator call-processing applications such as order capture, customer service and product support. Inbound was established in 1986 with the goal of becoming the leading inbound teleservices operation in the United States and represented approximately 28.9% of the Company's revenue in 1995. Automated voice response services consist of computerized call-processing applications such as automated product information requests, computerized surveys and polling, and secure automated credit card activation. Interactive began operations in 1989 with the goal of establishing the leadership position in automated voice response services and represented approximately 38.4% of the Company's revenues in 1995. Outbound direct teleservices consist of live operator direct marketing applications such as product sales and customer acquisition and retention campaigns. Outbound began operations in 1990 with the goal of becoming one of the leading teleservices organizations in the United States and represented approximately 32.7% of the Company's revenue in 1995. The Company has developed proprietary technology platforms designed to provide a high degree of automation and reliability in all three of its businesses. This technology also enables the Company to efficiently integrate a range of its services. The Company believes that its ability to offer integrated services for its clients distinguishes it from most of its competitors.

  The Company targets businesses in highly competitive, consumer-based industries, including telecommunications, insurance, banking, pharmaceuticals, public utilities, consumer goods and computer software services, that require large volume applications. Representative clients include: AT&T, America Online Inc., Commonwealth Edison Company, MBNA Corporation, Merck & Co., Inc., Sun Microsystems Inc., Time-Life, Inc. and Turner Broadcasting System, Inc. The Company's revenue and pro forma net income for 1995 were $256.9 million and $23.6 million, respectively. The Company's revenue and pro forma net income for the nine months ended September 30, 1996 were $235.2 million and $23.2 million, respectively.

  The Company operated approximately 4,000 telephone workstations as of September 30, 1996 in six state-of-the-art call centers located in Nebraska, Texas and Virginia which it uses for inbound and outbound services, and maintained approximately 5,400 proprietary interactive voice response ports as of September 30, 1996 for its automated voice response services. The Company has deployed multiple automatic call distributors, predictive dialers, a proprietary interactive voice response platform and multiple mainframe computer systems, in combination with an intelligent workstation environment, in order to fully automate and manage the Company's information-processing requirements. The Company believes it has designed and implemented a sophisticated technology platform, permitting it to provide flexible, high-quality and cost-effective service solutions for its clients.

INDUSTRY OVERVIEW

  The teleservices industry facilitates direct communication between companies and their current and prospective customers through telecommunications-based systems. Industry sources estimate that total media advertising expenditures (including teleservices expenditures) in the United States were approximately $263 billion in 1995. Industry sources also estimate that teleservices expenditures in the United States were approximately $80 billion in 1995.

  ADVANTAGES OF TELESERVICES

  Many industries, including telecommunications, pharmaceuticals, consumer goods, banking and insurance, are experiencing increased competition to attract and retain customers, and accordingly many businesses are seeking to expand their direct contact with current and prospective customers. Many of these businesses are allocating more of their advertising and customer service expenditures to teleservices which effectively complement other marketing media such as television, radio and print advertising and enables businesses to quantify and evaluate the effectiveness of specific marketing expenditures. Teleservices is estimated to be the leading direct marketing medium by which approximately 81.0 million consumers purchased goods or services over the telephone in 1995.

  EVOLUTION OF THE TELESERVICES INDUSTRY

  The teleservices industry has evolved during the past ten years from primarily single-facility, low technology environments to large, full service organizations with multi-location, large volume call-processing centers utilizing advanced systems. Certain independent teleservices providers have invested an increasing amount of capital in large volume state-of-the-art call centers and advanced network technology. Larger service providers, which can achieve greater economies of scale, can more easily justify ongoing investment in sophisticated call management software, predictive dialers and automatic call distributors, to better provide premium quality and cost-effective services. Businesses are seeking to provide greater information for consumers to make informed purchase decisions as product and service offerings become more complex and varied. As an example, it is estimated that in the mid-1980's only 5% of United States companies offered toll-free lines as compared to approximately 75% today. These toll-free lines are estimated to handle an average of 60 million calls per day. Finally, businesses are increasingly recognizing the economic benefits of expanding relationships with existing customers through teleservices such as customer retention campaigns.

  ROLE OF OUTSOURCING

  Businesses historically have relied on in-house personnel to provide most telephone-based services. Industry sources estimate that expenditures for the "non-captive" portion of the industry, which is serviced on an outsourced basis by independent teleservices companies, were approximately $6 billion in 1995 (or 8% of the estimated total industry). Based on discussions with its clients and prospective clients, the Company believes that businesses are increasingly outsourcing their teleservices activities in order to focus their internal resources on their core competencies, to increase the productivity of their marketing services and to reduce overall teleservices expenditures. Providers of outsourced teleservices can offer clients lower overall teleservices costs due to economies of scale in sharing the cost of new technology among a larger base of users and higher capacity utilization rates. The overall teleservices market is estimated to grow at approximately 8% per year for the next five years.

COMPANY STRATEGY

  The Company believes that it is one of the leading providers in the teleservices industry and is well positioned to benefit from the continued growth in outsourced teleservices. The Company's objective is to enhance its leading position in each of inbound, automated voice response and outbound services. The principal elements of the Company's strategy are:

 I. LEVERAGE ABILITY TO PROVIDE INTEGRATED SERVICE SOLUTIONS

  The Company seeks to apply its operating expertise in inbound, automated voice response and outbound services to develop customized service solutions which utilize the resources of each division on an integrated basis. The Company is able to integrate its service offerings by utilizing its voice and data networking technology and its proprietary software systems and hardware platforms. The Company is able to design and implement highly flexible applications which combine the large volume call capacity of automated voice response with the specialized customer service capabilities of inbound services. As an additional component of integration, customer follow-up can be scheduled and initiated through the Company's outbound services. This integrated offering provides a cost effective solution for the client and increases the productivity of the Company's live operators. Furthermore, the Company leverages its ability to provide integrated services by cross-selling its services to its clients to capture an increasing share of their outsourced business. The Company believes that its integrated service capabilities are a significant competitive advantage.

 II. PURSUE RECURRING AND LARGE VOLUME APPLICATIONS

  The Company has developed its facilities and operations specifically to provide effective service to clients which generate large and recurring call volumes. The Company has established a strong track record in successfully managing client programs which produce such volumes. The consistent revenue streams derived from these large volume and recurring applications help the Company manage its long-term growth.

 III. CAPITALIZE ON STATE-OF-THE-ART TECHNOLOGY

  The Company seeks to capitalize on its state-of-the-art technology, which enables the Company to offer premium quality, flexible and cost-effective service solutions to its clients. The Company believes that its significant and continuing investment in sophisticated call center technology, including proprietary interactive voice response technology, proprietary scheduling systems, computer telephony integration systems, advanced call management software systems and high speed, fault-tolerant computer systems, is a competitive advantage. In addition, the Company's proprietary software systems, hardware platforms and extensive networking technology allow it to provide customized client applications and integrate two or more of its inbound, automated voice response and outbound services. The Company continually seeks to improve its technological capabilities.

 IV. PROVIDE PREMIUM QUALITY SERVICES

  The Company believes that service quality is a critical factor in a potential client's decision to outsource its teleservices. The Company differentiates the quality of its services through its ability to quickly respond to new applications and short-term volume fluctuations, efficiently address staffing needs, and effectively employ operating systems that can process client campaign data and provide sophisticated reports. The Company also seeks to provide premium quality services through an extensive training program and an experienced management team. The Company believes that it provides premium quality service to its clients and that the quality of its service is one of its competitive advantages.

 V. DEVELOP LONG-TERM CLIENT RELATIONSHIPS

  The Company focuses on developing long-term client relationships. Since the Company manages programs that interface with its clients' current or prospective customers, the Company seeks to develop a detailed understanding of each of its clients' specialized businesses. This process enables the Company to create customized solutions which meet clients' needs and minimize client turnover. As a result, the Company is better positioned to cross-sell its services and proactively offer new applications.

 VI. LEVERAGE STRONG MANAGEMENT EXPERIENCE

  The Company's management team possesses extensive industry experience in inbound, automated voice response and outbound services. The Company's management team has proven experience managing the rapid growth of the business. The founders of the Company are among the pioneers of key areas of the teleservices industry and the members of the management team have continued to contribute to the development of the teleservices industry. The Company believes that it has distinguished itself through its ability to attract and retain some of the most talented managers in the industry.

DESCRIPTION OF SERVICES

  The Company's organizational structure is outlined below:

    [A CHART DEPICTING THE COMPANY'S ORGANIZATIONAL STRUCTURE APPEARS HERE]

 I. OPERATOR TELESERVICES ("INBOUND")

  Inbound provides live operator call-processing services, including order capture and customer service applications. Inbound was established in 1986 with the goal of becoming the leading inbound teleservices operation in the United States. It was one of the first service providers to fully automate its operations and to develop proprietary software systems to service the customized needs of its clients. In 1995, Inbound represented approximately 28.9% of the Company's revenue. For the nine months ended September 30, 1996, Inbound represented approximately 30.0% of the Company's revenue. The two divisions of Inbound are Direct Response Services and Custom Operator Services.

  DIRECT RESPONSE SERVICES. This division provides large volume inbound call-processing services. Inbound custom designs applications to meet client specifications for order capture, lead generation, customer service, dealer referral and other information processing campaigns. Direct Response Services receives incoming calls 24 hours per day, 365 days per year. Clients measure this division's service quality by its ability to (i) process a large volume of simultaneous incoming calls and (ii) to minimize the number of calls which receive a busy signal. Although this division processes call volume from other media such as radio, print and direct mail advertisements, most of its call volume is generated via toll-free numbers appearing in television advertisements. This type of inbound campaign requires the capability to handle increases in call volumes over short periods of time.

  The Company utilizes automatic call distributors and digital switches to identify the toll-free number dialed by each caller. The toll-free number specifies the particular client campaign and designates customer, product, and service information to the operator and provides a highly structured script designed to aid in processing the transaction. Each individual operator may receive a call for one of hundreds of different client campaigns at any given time. Furthermore, the Company can immediately report information captured during the call to its client, the client's advertising agency and the client's designated fulfillment company. Caller information and campaign call volume summary reports are customized and may be transmitted to the client via magnetic tape, electronic transfer or facsimile per the client's instructions. Clients also have the ability to access real-time on-line program results by media source. Immediate access to call volume data allows the Company's clients to quickly determine the cost-effectiveness of various campaigns and to adjust their media expenditures accordingly.

  CUSTOM OPERATOR SERVICES. This division provides customized teleservices solutions on a dedicated basis to large business clients. The Company believes that many businesses are finding it increasingly difficult to provide high quality customer service and product support without diverting resources from their core businesses. In addition, it is expensive for these businesses to own, operate and maintain state-of-the-art call-processing facilities. The Company believes there are significant growth opportunities in outsourced teleservices for companies that can provide customized solutions on a dedicated basis. The Company's objective for this division is to provide a wide range of inbound telephone-based services including: (i) programs designed to enhance or maximize customer acquisition and retention; (ii) customer service and support; (iii) product support; (iv) collection services;
(v) customer complaint resolution; and (vi) client satisfaction information.

 II. INTERACTIVE TELESERVICES ("INTERACTIVE")

  Interactive provides large volume automated voice response services which allow a caller to access information by means of a touch-tone telephone or voice prompt. Interactive began operations in 1989 with the goal of establishing the leadership position in automated voice response services. The Company believes that Interactive is currently the largest, fully automated call-processing operation in the United States. In 1995, Interactive represented approximately 38.4% of the Company's revenues. For the nine months ending September 30, 1996, Interactive represented approximately 42.0% of the Company's revenues. Interactive has developed proprietary software systems and hardware platforms to service the diverse needs of its clients and complements the Company's live operator service offerings.

  Interactive provides automated voice response services for a broad range of applications, which include secure automated credit card activation, information and entertainment services, polling and surveying, cellular fraud prevention service, automated product information requests, database management and enhancement, multiple caller conferencing, customer service and third-party caller transfers. Interactive is measured by its ability to process a large volume of simultaneous transactions. Additionally, Interactive designs customized applications to meet stated client specifications and offers a variety of voice recording services to aid in the design of an interactive voice application.

  Interactive specializes in processing large volumes of telephone transactions generated by print, direct mail, radio and television broadcast advertisements. Interactive's clients typically advertise a toll-free or pay per call number designed to generate a prompt response. Interactive's automated voice-processing platforms may be accessed 24 hours per day, 365 days per year. Interactive's proprietary software systems and hardware platforms integrate the use of automated call distributors, digital switches and decentralized computers for database management with remote host computer interfaces and other peripheral processing activities. Interactive's proprietary technology systems along with inbound and outbound services, permit a caller to connect to a live operator to process data already captured through automated Voice Response Units ("VRUs"). Interactive utilizes VRUs or digital switches to identify the specific toll-free number dialed by the caller. The toll-free number will identify the specific client campaign and direct the call to the appropriate VRUs, switches, database machines, and other required hardware and software needed to fulfill the requirements of the client's application. Interactive was the first large scale platform to incorporate advanced services such as voice recognition for callers with rotary phones, and near real time transcription for quick data dissemination.

  Interactive's clients have remote access capability to modify their scripts and obtain instantaneous call count and program information. Interactive reports all information captured or disseminated during a transaction to its clients. Campaign information, summary reports and statistics are customized to meet a client's specifications.

  In connection with the provision of interactive teleservices, the Company offers an accounts receivable financing program for certain qualified clients designed to advance a portion of revenue created by the client's program prior to receipt of these funds through the normal collection cycle. These advances are collateralized by the client's billed receivables. The purpose of the program is to provide clients with working capital on a weekly basis instead of having them rely on the normal monthly collection cycle.

 III. DIRECT TELESERVICES ("OUTBOUND")

  Outbound provides live operator direct marketing services. Outbound began operations in 1990 with the goal of becoming one of the leading teleservices organizations in the United States. In 1995, Outbound represented approximately 32.7% of the Company's revenue. For the nine months ended September 30, 1996, Outbound represented approximately 28.0% of the Company's revenues. Since Outbound operates in a more mature and competitive environment than Inbound and Interactive, Outbound focuses exclusively on high volume projects. The two divisions of Outbound are Consumer Direct Services and Business Direct Services.

  CONSUMER DIRECT SERVICES. This division provides business-to-consumer marketing services. While client applications may include product registration, customer acquisition and retention campaigns, lead generation, database enhancement and management, customer service and verification activities, the division's primary service is product sales. Outbound is typically measured by its ability to generate the highest net revenue per billable hour for its clients.

  The Company typically initiates contact with consumers that have been identified by a client as existing or potential customers. Integrated call management systems utilizing large-scale predictive dialers systematically call consumers and transfer successful connections to a designated marketing representative. As a call is presented to a marketing representative who has been trained for specific client applications, the consumer's name, address and other available information are simultaneously presented along with the client's customized script. The Company's proprietary software systems permit clients to immediately access on-line program results and shadow monitor the performance of all designated marketing representatives. The Company can report information captured, summary results and more detailed statistical analyses in a customized format for each of its clients.

  BUSINESS DIRECT SERVICES. This division provides business-to-business marketing services for clients whose target markets include thousands of small to medium sized businesses. These applications are designed to enhance and grow their database of information about their prospects and clients, schedule appointments for their regional and national sales forces, and sell services to accounts that may not warrant a face-to-face sales presentation.

OPERATIONS AND FACILITIES

  The Company operated four automated voice response facilities with approximately 4,000 telephone workstations as of September 30, 1996 and approximately 5,400 ports as of September 30, 1996 and six state-of-the-art call centers. Certain of the Company's call centers can be used interchangeably by both Inbound and Outbound.

  Inbound operates three large volume, automated call-processing facilities located in Omaha, Nebraska, San Antonio, Texas and Hampton, Virginia. These facilities consist of approximately 1,800 computer-assisted workstations. In 1995, Inbound employed an average of approximately 3,100 operators per day with peak employment of approximately 3,800 operators per day.

  Interactive operates four large volume, automated voice response platforms located in Omaha, Nebraska (two platforms), San Antonio, Texas and Calgary, Alberta (Canada). Interactive has a total capacity of approximately 5,600 voice response ports. Interactive is not a labor intensive business and currently employs approximately 195 managerial, staff and administrative personnel.

  Outbound operates three large volume, automated facilities located in San Antonio, Texas, Universal City, Texas and El Paso, Texas, and expects a fourth facility in Killeen, Texas to become operational in December 1996. Outbound currently maintains approximately 2,200 computer-assisted workstations and in 1995 employed an average of 3,500 marketing representatives per day with peak employment of approximately 4,600 marketing representatives per day.

  The following table summarizes the location of, and the number of telephone workstations at each of the Company's call centers for each of Inbound, Interactive and Outbound.

                                           NUMBER OF             NUMBER OF
     CALL CENTERS                    TELEPHONE WORKSTATIONS VOICE RESPONSE PORTS
     ------------                    ---------------------- --------------------
     Inbound
       Omaha, Nebraska..............           737                   --
       San Antonio, Texas...........           536                   --
       Hampton, Virginia............           577                   --
                                             -----
         Inbound Total..............         1,850                   --
                                             -----
     Interactive
       Omaha, Nebraska..............           --                  4,337(a)
       San Antonio, Texas(a)........           --                  1,687
       Calgary, Alberta.............           --                    230
                                             -----                 -----
         Interactive Total..........           --                  6,254
                                             -----                 -----
     Outbound
       San Antonio, Texas...........         1,021                   --
       Universal City, Texas........           640                   --
       El Paso, Texas...............           504                   --
       Killeen, Texas...............           272(b)                --
                                             -----                 -----
         Outbound Total.............         2,437                   --
                                             -----                 -----
     Total..........................         4,287                 6,254
                                             =====                 =====

--------
(a) Includes 882 ports which are expected to become operational in October, November and December 1996.
(b) Currently under development. Expected to be operational in December 1996.

  The Company occupies approximately 597,000 square feet of office space. All facilities described above other than the facilities located in San Antonio, Texas are leased.

  The Company believes that its facilities are adequate for its foreseeable needs and that additional space will be available as required. See Note D to Combined Financial Statements for information regarding the Company's obligations under its facilities leases.

FACILITIES AND SERVICE FORTIFICATION

  The Company recognizes the importance of providing uninterrupted service for its clients. The Company has invested significant resources to develop, install and maintain facilities and systems designed to be highly reliable. All of the Company's service facilities and systems are designed to maximize system in-service time and minimize the possibility of telecommunications outage, commercial power loss or equipment failure. The Company believes that this level of reliability provides an important competitive advantage.

  The Company utilizes redundant network architecture which substantially reduces the possibility of a system failure and the interruption of telecommunications service. As depicted in the diagram below, Inbound's and Interactive's call centers are served by redundant long distance and local access facilities. Each call center is serviced by dual central office switches, providing split access flexible egress routing capabilities, as well as backup access into each facility, using dual fiber ring SONET-based self-healing network architectures. All inbound numbers directed to a Company facility are appended with dual routing instructions in the event of an error on the primary network path. These capabilities allow incoming calls to be redirected via an alternate long distance switch and/or through a backup access line in the unlikely event of a long distance or local network failure.

[A FLOW CHART DEPICTING THE COMPANY'S REDUNDANT L0NG DISTANCE AND LOCAL ACCESS FACILITIES APPEARS HERE]

  The Company's systems also feature operational redundancy. The Company uses automatic call distributors with dual processors and online automatic backup and fault-tolerant mainframe computers with spontaneous dual backup for all processors, disk management and mechanical functions. Copies of all proprietary Company software systems and client application software reside in a secure off-site storage facility. The Company actively monitors all critical components of its call-processing facilities 24 hours per day, 365 days per year. Each facility also has a stand-alone primary power system and both battery backup and diesel generator backup power systems.

PERSONNEL AND TRAINING

  The Company believes that a key component of its success is the quality of its employees. As a large-scale service provider, the Company is continually refining its approach to recruiting, training and managing its employees. The Company has established procedures for the efficient weekly hiring and training of hundreds of qualified employees. These procedures, coupled with the Company's proprietary scheduling system, enable the Company to provide flexible scheduling and staffing solutions to meet a client's needs for additional resources.

  The Company offers extensive classroom and on-the-job training programs for personnel, including instruction regarding call-processing procedures, direct sales techniques, customer service guidelines, telephone etiquette and proper use of voice inflections. Telephone representatives receive professional training lasting from four to 21 days, depending upon the client's program and the nature of the services being provided. In addition to training designed to enhance job performance, employees are also given a detailed description of the Company's organizational structure, standard operating procedures, and business philosophies.

  In 1995, the Company employed an average of approximately 6,600 telephone representatives per day for its inbound services and outbound services with peak employment of approximately 8,400 operators per day. In addition, the Company employed as of September 30, 1996 approximately 1,800 management, staff and administrative employees. The Company considers its relations with its employees to be good.

CALL MANAGEMENT SYSTEMS

  The Company specializes in processing large and recurring call volumes. In each of Inbound, Interactive and Outbound, the Company works closely with its clients to accurately project future call volumes. The Company uses the following practices to efficiently manage its call volumes:

  HISTORICAL TRENDS ANALYSES. The Company tracks weekly, daily and hourly calling trends for individual client programs for Inbound, Interactive and Outbound. The Company believes that the key to a cost efficient teleservices program begins with the effective planning of future call volumes to determine the optimal number of employees, workstations and calling ports that need to be deployed each hour. Based upon the Company's experience in processing large call volumes during the past ten years, it has accumulated the data necessary to differentiate the calling patterns of different applications such as order capture, lead generation and customer service.

  FORECASTING CALL VOLUMES/ESTABLISHING PRODUCTION PLANS. Call volumes are forecasted for each one-half hour increment for each day. Detailed assumptions are made regarding average length of call, average wait time between calls, average speed of answer, and service level targets to determine the actual number of calls that may be processed by a workstation or voice response port during a specific one-half hour increment. This process enables the Company to effectively determine the number of workstations and voice response ports needed for a given campaign.

  STAFFING AND SCHEDULING PLANS. Based upon the total number of workstations required to be staffed, a detailed schedule is created. These schedules are typically forecasted six to eight weeks in advance to assist the Company's personnel and training departments in hiring and training the desired number of personnel. Operators and marketing representatives are given regular work schedules that are designed to coincide with anticipated calling patterns and trends.

  The Company has developed a proprietary scheduling system that efficiently identifies variances between staff scheduled and staff needed. The system accommodates real-time adjustments to be made for personnel schedules as call volume projections fluctuate. Telephone agent personnel directly interact with the system to schedule additional hours or time off. The system is integrated into all attendance and payroll processing systems.

  FACILITY CALLING PLAN. Once staffing and scheduling plans have been developed, each division determines how to efficiently allocate the projected call volumes among its call centers. Each call center receives a detailed plan outlining the projected call volumes for each day of the week and each one-half hour increment of each day. Personnel schedules are produced to optimally match the projected calling volumes.

  NETWORK CONTROL. The Company interfaces directly with AT&T's nationwide long distance network and has the ability to allocate call volumes among its various call centers on command. Traffic control specialists within the Company are responsible for comparing actual call volumes and trends to stated staffing and scheduling plans. When necessary, adjustments can be made to fine tune minor variances between actual call volumes and personnel that have been scheduled by facility. As a result, calls are optimally directed to available personnel. Network control monitors the status of all call-processing activities on a minute-by-minute basis. Minor real time variances between projected and actual calling trends are promptly input into the Company's database and the call management cycle repeats.

TECHNOLOGY/SYSTEMS DEVELOPMENT

  All proprietary software systems and hardware platforms for Inbound, Interactive and Outbound permit the design and execution of highly integrated service offerings which share consumer database files, source files, calling records and calling lists. All systems provide clients with the ability to directly interface and communicate with the Company's systems. The Company currently employs approximately 380 systems analysts, programmers and technicians to modify and enhance the Company's operating systems and to design client applications.

QUALITY ASSURANCE

  By the nature of its services, the Company establishes direct contact with the customer base of its clients. Given the importance of this role, the Company believes that its reputation for providing premium quality service is critical. Both the Company and its clients shadow monitor and evaluate the performance of telephone representatives to confirm that clients' programs are properly implemented using clients' approved scripts and that the telephone representatives meet clients' customer service standards. The Company regularly measures the quality of its services by reviewing such variables as average length of call, calls per hour, average speed of answer, sales per hour, rate of call abandonment and order conversion percentages. The Company's information systems enable the Company to provide clients with regular reports on a real-time basis as to the status of an ongoing campaign and to transmit summary data and captured information electronically to clients.

  The Company maintains a quality assurance department for each of Inbound, Interactive and Outbound that is responsible for the overall quality of the services being provided. A comprehensive performance appraisal is typically given to every telephone representative every six to eight weeks. The Company uses statistical summaries of the performance appraisal information for its training and operations departments to provide feedback and to identify telephone representatives who may need additional training.

SALES AND MARKETING

  The Company's sales and marketing strategy focuses on leveraging the Company's teleservices expertise, integrated service capabilities and reputation for premium quality service in order to cross-sell its services to existing clients and to develop new long-term client relationships. The Company also identifies industries that face increased competition, such as telecommunications, insurance, banking, pharmaceuticals, consumer goods and computer software, in which the Company can offer clients large-scale cost-effective solutions on an outsourced basis.

  The Company formulates detailed annual marketing plans. These plans contain objectives and milestones which are tracked regularly throughout the year. The sales organization consists of a vice president of sales for each division that manages a group of national account managers. A national account manager's primary responsibility is to solicit business from new prospects and to enhance existing client relationships. Commissions are paid on both new sales and incremental revenues generated from existing clients to provide the appropriate incentives for national account managers. Once a client campaign is initiated, a client services account manager is responsible for the daily management of the campaign.

COMPETITION

  The teleservices industry is highly fragmented and competitive. The Company's competitors in the teleservices industry range from very small firms catering to specialized applications and short-term projects to large independent firms and the in-house operations of many clients and potential clients. In addition, some of the Company's services compete with other forms of marketing such as mail, television and radio. While the Company has various competitors for each of its divisions, the Company believes that only a few competitors currently have the capability to provide each of inbound, automated voice-processing and outbound services. The Company believes that the principal competitive factors in the teleservices industry are capacity, flexibility of implementing customized solutions to clients' teleservices needs, technological expertise and price.

PROPRIETARY RIGHTS AND LICENSES

  The Company has made significant investments in the development of its proprietary software systems and hardware platforms. The Company relies on a combination of the protections provided by applicable copyright, trademark and trade secret laws, as well as on confidentiality procedures, to establish and protect its proprietary rights. The Company does not license any of its software or hardware designs for use by others. Despite these precautions, there can be no assurance that misappropriation of the Company's proprietary software and hardware designs will not occur. Although the Company believes that its intellectual property rights do not infringe upon the proprietary rights of third-parties, there can be no assurance that third-parties will not assert infringement claims against the Company. Further, there can be no assurance that intellectual property protection will be available in certain foreign countries should the Company commence operations outside North America.

GOVERNMENT REGULATION

  Teleservices sales practices are regulated at both the federal and state level. The significant growth of the telemarketing industry in the 1980's produced concern over the proliferation of unsolicited teleservices calls made to private residences. In response, Congress passed the Telephone Consumer Protection Act of 1991 (the "TCPA") as the first attempt at regulating the telemarketing industry. The Federal Communications Commission ("FCC") enacted rules pursuant to the TCPA in December 1992 which prohibit the initiation of telephone solicitations to residential telephone subscribers before 8:00 a.m. and after 9:00 p.m. and prohibit the use of automated telephone dialing equipment to call certain telephone numbers. The FCC rules also require the maintenance of a list of residential consumers that have stated that they do not want to receive telephone solicitations to ensure that companies avoid making calls to consumers on this list.

  In a further effort to combat telemarketing fraud, Congress also passed the Federal Telemarketing Consumer Fraud and Abuse Act of 1994 ("TCFAA") which authorized the Federal Trade Commission (the "FTC") to issue regulations designed to prevent deceptive and abusive telemarketing acts and practices. In 1995, the FTC issued its new Telemarketing Sales Rule, which went into effect in January 1996. The Telemarketing Sales Rule broadly defines telemarketing as a plan, program or campaign conducted to induce the sale of goods, or services through the use of one or more telephones and which involve more than one interstate telephone call. The Telemarketing Sales Rule covers most outbound telemarketing calls and certain inbound telemarketing calls. The Telemarketing Sales Rule excludes from its coverage, among other things, (i) certain calls initiated by customers in response to catalog offerings, (ii) calls initiated by customers in response to mass media advertisements, except advertising relating to investment opportunities, credit repair services, offers to recover money lost in previous telemarketing transactions or solicitations that represent a high likelihood of success in obtaining credit if a payment in advance of obtaining credit is required, (iii) certain calls initiated by customers in response to a direct mail solicitation, (iv) pay per call services which are subject to the FTC's 900 Number Rule, and (v) business-to-business calls except those involving the sale of nondurable office or cleaning supplies. The Telemarketing Sales Rule sets forth certain mandatory disclosures which must be made in connection with telephone sales, and requires that records be kept for a period of two years. The Telemarketing Sales Rule proscribes the making of outbound calls to consumers who have previously requested not to be called. Telemarketers who inadvertently call such persons can avoid liability only if they have implemented a set of "do-not-call" procedures and have trained their personnel to abide by these procedures. The Telemarketing Sales Rule prohibits telemarketers from making any false or misleading statements to induce any person to pay for goods or services, from using threats, intimidation and profane or obscene language during calls, from causing any telephone to ring repeatedly or continuously with intent to annoy, abuse or harass any person and from engaging in other certain conduct. The Telemarketing Sales Rule also prohibits telemarketers from debiting a consumer's checking, charge or similar account without the consumer's express written authorization. Alternatively, a consumer may give an oral authorization if the oral authorization is recorded and certain disclosures are made. The Telemarketing Sales Rule also imposes potential liability on companies providing substantial assistance to those engaged in violations of the Telemarketing Sales Rule.

  In addition to the FTC's new Telemarketing Sales Rule, there are numerous state statutes and regulations governing telemarketing activities to which the Company is subject. These statutes impose restrictions on auto-dialed recorded message players, on solicitations initiated by or on behalf of the seller of goods or services and on the monitoring of telephone calls of telemarketer employees. Some states also require registration of any telemarketing campaign prior to any solicitation or attempted solicitation in connection therewith and impose certain mandatory disclosures which must be made during the course of the telephone calls. A number of states also provide that a sale cannot be final unless a written contract is delivered to and signed by the buyer and may be canceled within three business days. At least one state also prohibits telemarketers from requiring credit card payment. From time to time, bills are introduced in Congress which, if enacted, would regulate the use of credit information. The Company cannot predict whether this legislation will be enacted and what effect, if any, it would have on the Company or its industry.

  The FTC has also adopted regulations governing pay per call services (the "900 Number Rule") pursuant to the Telephone Disclosure and Dispute Resolution Act passed by Congress in 1992 ("TDDRA"). The 900 Number Rule prescribes the content of advertising for such services, requires that certain introductory disclosures be made (at no charge to the caller) and provides for the manner and content of billing and collection for such services. The FCC supplements this regulation by requiring that common carriers assign a telephone number to a provider of interstate pay per call services and offer billing and collection services to such a provider to assure compliance with the 900 Number Rule.

  The Telecommunications Act of 1996 also contains certain provisions which may impact upon the Company. Because of abuses that arose from pay per call services offering toll free numbers, the 1996 Act eliminated the tariffed service exception from the pay per call rules and required the FCC to adopt new and more stringent rules for the use of toll free numbers for pay per call services. The FCC has proposed rules for the use of toll free numbers for pay per call services. The FCC has proposed rules designed to restrict the use of toll free numbers in connection with pay per call information programming. Among the most significant changes to the toll free number rules are that presubscription agreements now must be executed in writing, require the use of a PIN or other identifier unique to the subscriber and provide subscribers with a choice of billing method--direct remit, debit prepaid account phone bill or credit or calling card. As an alternative, information providers may charge information services provided via toll free numbers with a prepaid account or debit, credit, charge or calling card if there is a preamble disclosing the costs, the point when the charges begin and billing methods. There are also corresponding disclosure requirements for soliciting presubscription agreements and for consumers' billing statements.

  The industries served by the Company are also subject to varying degrees of government regulation. Generally, the Company relies on its clients and their advisors to develop the scripts to be used by the Company in making consumer solicitations. The Company generally requires its clients to indemnify the Company against claims and expenses arising with respect to the Company's services performed on its clients' behalf. The Company employees who complete sales for insurance companies are required to be licensed by various state insurance commissions and participate in regular continuing education programs, which are currently provided in-house by the Company. A state insurance department is reviewing certain practices and procedures used by the Company. The Company is working with the insurance department to comply with all regulations. The Company has never been held financially responsible, or been assessed any penalty, in any material respect for regulatory noncompliance. The Company may be subject to the payment of penalties in this matter, but based on its experience in other states, its understanding of the resolutions of similar reviews of other companies and the advice of legal counsel, the Company believes that this matter is not likely to have a material adverse effect on the Company.

  The Company believes it is in compliance in all material respects with all federal and state regulations. The Company specifically trains its marketing representatives to handle calls in an approved manner, and maintains "do not call" lists.

  There can be no assurance, however, that the Company would not be subject to regulatory challenge for a violation of federal or state law by any of its clients.

LEGAL PROCEEDINGS

  From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. Interactive Corp. is a defendant in a case brought in the United States District Court for the Southern District of Georgia, Augusta Division, on September 12, 1991, captioned Lamar Andrews, individually and as Representative of a Class of All Other Persons Similarly Situated, Plaintiff v. American Telephone & Telegraph Company, et al., Defendants, No. CV 191-175. The District Court certified a master class of all persons who paid for one or more 900 number calls pertaining to programs offering sweepstakes, games of chance, awards, cash or other prizes, gifts or information on unclaimed funds. These calls were billed and collected by AT&T Corp. ("AT&T") and U.S. Sprint Communications Company Limited Partnership ("Sprint"). The District Court also certified a sub-class of those persons who paid, in the State of Georgia, for one or more such calls billed and collected by AT&T or Sprint. The complaint alleges that the programs at issue involved, among other things, acts of unlawful gambling, mail fraud and wire fraud in violation of the Racketeer Influenced and Corrupt Organizations Act ("RICO"), the Communications Act of 1934, the federal common law of communications and other state and federal laws. Interactive Corp. provided interactive voice processing and billing services to a customer which conducted some of the programs at issue in the litigation. The billing services were provided through AT&T. The action seeks recovery of treble damages (which amount has not been specified), punitive damages, costs and attorneys' fees. The Company's potential liability and expenses in this matter are not covered by insurance. On September 19, 1996, the United States Court of Appeals for the Eleventh Circuit reversed the District Court's order certifying the classes on the ground that the class action would be unmanageable. The plaintiffs have sought a rehearing before the Court of Appeals. The Company cannot predict the ultimate outcome of this case or the magnitude of any potential damages or costs payable by the Company. The Company believes that the decision by the United States Court of Appeals is a favorable development and intends to vigorously contest the claims made in this case.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and their ages as of October 11, 1996 are as follows:

NAME                                 AGE POSITION
----                                 --- --------
Gary L. West........................  50 Chairman of the Board and Director(1)
                                         Vice Chair of the Board, Secretary and
Mary E. West........................  50 Director
Troy L. Eaden.......................  34 Chief Executive Officer and Director(1)
                                         President, Chief Operating Officer and
Thomas B. Barker....................  41 Director
Michael A. Micek....................  47 Chief Financial Officer and Vice
                                         President--Finance
Nancee R. Berger....................  36 President--Interactive Teleservices
John W. Erwin.......................  33 President--Direct Teleservices
Lee Waters..........................  37 Executive Vice President--Operator
                                         Teleservices
Mark Lavin..........................  39 Executive Vice President--Direct
                                         Teleservices
Joseph L. Bradley...................  41 Executive Vice President--Systems and
                                         Technology
Diane K. Ferris.....................  48 Chief Administrative Officer

--------
(1) Member of the Compensation Committee

  GARY L. WEST co-founded WATS Marketing of America ("WATS") in 1978 and remained with that company until 1985. Mr. West joined the Company in July 1987 after the expiration of a noncompetition agreement with WATS. Mr. West has served as Chairman of the Board since joining the Company. Mr. West and Mary E. West are husband and wife.

  MARY E. WEST co-founded WATS and remained until December 1985. In January 1986, she and Mr. Eaden founded the Company. Mrs. West has served as Vice Chair of the Company since 1987. Mrs. West and Mr. West are wife and husband.

  TROY L. EADEN co-founded the Company with Mrs. West in January 1986. He has served as the principal executive of the Company since 1989 and has formally held the title of Chief Executive Officer since March 1995. Mr. Eaden was employed by WATS from May 1980 to December 1985.

  THOMAS B. BARKER joined the Company in 1991 as Executive Vice President of Interactive. Mr. Barker was promoted to President and Chief Operating Officer of the Company in March 1995. Prior to joining the Company, he served as President and Chief Operating Officer of Cue Network Corp., a provider of nationwide paging and satellite data distribution services.

  MICHAEL A. MICEK joined the Company in 1988 and was appointed to his current position in 1990. Prior to joining the Company, Mr. Micek was a partner in the accounting firm of Blackman and Micek, P.C. from 1983 to 1988 and was employed by the accounting firm of Touche Ross from 1981 to 1983.

  NANCEE R. BERGER joined Interactive in 1989 as Manager of Client Services. Ms. Berger was promoted to Vice President of Interactive in May 1994. She was promoted to Executive Vice President of Interactive in March 1995, and to President of Interactive Teleservices in October 1996. Before joining Interactive, she was Senior Project Manager at Applied Communications, Inc.

  JOHN W. ERWIN joined the Company in 1988 as Executive Vice President of Outbound. In March of 1995, Mr. Erwin became President--Direct Teleservices. Prior to joining the Company, Mr. Erwin held a management position with Dial America Marketing and a management and ownership position with Telcom Communications Marketing, Inc., both of which provide outbound telemarketing services.

  LEE WATERS joined the Company in 1994 as a Vice President of Sales and Marketing for Inbound and was promoted to Executive Vice President--Operator Teleservices in 1996. Prior to joining the Company, he was employed by Federal Express. From 1989 until 1992 at Federal Express, he was a District Sales Manager of the Commonwealth District and in 1992 he became the Regional Manager of the Catalog and Remail Services Division.

  MARK LAVIN joined the Company in 1996 as Executive Vice President--Direct Response TeleServices. From 1991 until 1996, he held various management positions in reservation services for Radisson Hospitality Worldwide.

  JOSEPH L. BRADLEY has been at the Company since its inception in 1986. Mr. Bradley is Executive Vice President--Systems and Technology. Prior to joining the Company, Mr. Bradley worked in information systems from 1982 to 1986 with First Data Resources.

  DIANE K. FERRIS joined the Company in 1988 as Vice President of Operations-- Inbound. In February 1991, Ms. Ferris was promoted to Chief Administrative Officer. Prior to joining the Company, Ms. Ferris was Vice President of Administration and Corporate Planning for Mutual of Omaha Fund Management Company.

  The Board of Directors is divided into three classes. Within 90 days following the closing of this Offering, the Company expects to increase the size of the Board of Directors to add two independent directors. Effective upon the closing of this Offering, the Board of Directors will be divided into three classes. One class of directors is elected each year at the annual meeting of stockholders for terms of office expiring after three years. The terms of Thomas B. Barker and one of the independent directors will expire in 1997, the terms of Troy L. Eaden and Mary E. West will expire in 1998 and the terms of Gary L. West and the other independent director will expire in 1999. Each director serves until the expiration of his term and thereafter until his successor is duly elected and qualified. Executive officers of the Company are appointed by the Board of Directors on an annual basis.

BOARD COMMITTEES

  The Board of Directors has established a Compensation Committee, comprised of Troy L. Eaden, Gary L. West and the two independent directors (the "Compensation Committee"), which provides recommendations concerning salaries and incentive compensation for employees of, and consultants to, the Company. The Board of Directors will also establish an Audit Committee, which reviews the results and scope of the annual audit of the Company's financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee also makes recommendations to the Board of Directors on the engagement of the independent accountants as well as other matters which may come before the Audit Committee or at the direction of the Board of Directors. The independent directors are expected to comprise a majority of the members of the Audit Committee.

DIRECTORS' ANNUAL COMPENSATION

  During the fiscal year ended December 31, 1995, members of the Board of Directors received no directors' fees. The Company is obligated to reimburse the members of the Board of Directors for all reasonable expenses incurred in connection with their attendance at directors' meetings. No director made any claim for reimbursement in fiscal 1995. Following this Offering, members of the Board of Directors who are not officers or employees of the Company will receive $2,000 per meeting plus reasonable expenses incurred in connection with their attendance at directors' meetings. Pursuant to the 1996 Stock Incentive Plan, these directors will be granted options to acquire 2,000 shares of Common Stock as of the date of the Offering or upon their first election to the Board of Directors. Each director will also be granted options to purchase 1,000 additional shares as of each of the Company's annual stockholders meetings provided that such director remains a member of the Board of Directors at such time. The options will become vested and exercisable one year from the date such options are granted.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee will be composed of Troy L. Eaden, Gary L. West and the two independent directors. See "Certain Transactions." During the fiscal year ended December 31, 1995, the Company did not have a compensation committee of the Board of Directors, and Troy L. Eaden made all executive officer compensation decisions.

EXECUTIVE COMPENSATION

  The following table provides certain summary information concerning compensation earned in the fiscal years ended December 31, 1995, 1994 and 1993, by the Company's chief executive officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). There were no stock options or stock appreciation rights outstanding during the fiscal year ended December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION
                                        --------------------
                                 FISCAL                           ALL OTHER
   NAME AND PRINCIPAL POSITION    YEAR  SALARY($)  BONUS($)   COMPENSATION($)(1)
   ---------------------------   ------ ---------- ---------  ------------------
   Troy L. Eaden...........       1995     234,493         0        2,850
    Chief Executive Officer       1994     181,262         0        2,205
    and Director                  1993     165,375         0        4,134
   Thomas B. Barker........       1995     293,284   223,845        2,850
    President, Chief Operat-
     ing                          1994     148,850   500,749        2,138
    Officer and Director          1993     141,750   163,552        4,497
   Michael A. Micek........       1995     126,827   125,000        2,850
    Chief Financial Officer,      1994     103,769   100,000        2,205
    Vice President--Finance       1993      94,692    48,000        2,955
   Lee Waters(2) ..........       1995      97,543   158,088            0
    Executive Vice Presi-
     dent--                       1994      63,575         0            0
    Operator Services Divi-
     sion                         1993         --        --           --
   Wayne Harper............       1995      60,000   170,431        2,850
    Vice President--              1994      60,000   187,060        2,187
    Sales and Marketing           1993      60,000     5,668            0

--------
(1) These amounts, if any, reflect matching contributions made by the Company on behalf of each Named Executive Officer pursuant to the Company's Employee 401(k) Retirement Plan and are in addition to the salary and bonus shown for each Named Executive Officer.
(2) Amounts reported for Mr. Waters do not include any amounts for 1993 since Mr. Waters joined the Company in 1994.

 1996 STOCK INCENTIVE PLAN

  As of September 24, 1996, the Board of Directors adopted the 1996 Stock Incentive Plan and the stockholders approved the 1996 Plan. The purpose of the 1996 Stock Incentive Plan is to provide a means through which the Company may attract competent persons to become directors of the Company and through which the Company may attract able persons to enter and remain in the employ of the Company. Eligible persons include those regularly employed by the Company, directors and consultants.

  The 1996 Stock Incentive Plan is administered by a Committee, as defined in the 1996 Stock Incentive Plan (the "Committee"). Awards may be granted by the Committee to eligible persons in the form of non-qualified stock options ("NQSOs"), incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), stock appreciation rights, restricted stock awards, phantom stock unit awards, performance share unit awards and other stock bonus awards ("Incentive Awards"). The 1996 Stock Incentive Plan also provides for the automatic grant of NQSOs to all non-employee directors upon the consummation of this Offering and upon each annual stockholders meeting.

  The aggregate number of shares of Common Stock that may be issued pursuant to Incentive Awards under the 1996 Stock Incentive Plan may not exceed 9,499,500; provided, that share appreciation rights that are exercisable as an alternative to an option will not be subject to the foregoing limitation. Following the expiration of the applicable exemption provided for under
Section 162(m) of the Internal Revenue Code, the maximum number of shares which may be the subject of options and stock appreciation rights granted in any calendar year to an individual who is a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code shall not exceed 1,000,000 shares.

  In the event of a Change in Control of the Company (as defined in the 1996 Stock Incentive Plan), all Incentive Awards under the 1996 Stock Incentive Plan will become immediately vested and exercisable. As of September 24, 1996, Incentive Awards to purchase an aggregate of 3,634,900 shares of Common Stock were issued and outstanding pursuant to the 1996 Stock Incentive Plan. All of such awards were stock options issued in connection with this Offering, each of which has an exercise price equal to the initial public offering price. It is anticipated that the Company will file a registration statement on a Form S-8 under the Securities Act of 1933, as amended, registering for the sale of shares of Common Stock to be issued pursuant to the 1996 Stock Incentive Plan.

 EMPLOYMENT AGREEMENTS

  Pursuant to an employment agreement dated as of June 30, 1991, Troy L. Eaden will direct the operations of the Company for an unspecified term. Mr. Eaden's salary and bonus are determined annually by the Board of Directors. Mr. Eaden's employment shall terminate upon certain events including Mr. Eaden's death or disability, the sale of all or substantially all of the assets of the Company, termination of employment by the Company for cause or without cause, or Mr. Eaden's resignation. Upon termination of employment for any reason, the Company shall pay Mr. Eaden all salary through the date of termination, together with any bonuses declared by the Board of Directors with respect to Mr. Eaden's services prior to the effective date of termination. Mr. Eaden also agrees, for a period of two years following the termination of his employment, not to engage in any business competing for the customers or accounts of the Company and not to induce or attempt to induce any person employed by the Company at the time of Mr. Eaden's termination to leave his employment or agency with the Company.

  Thomas B. Barker, Michael A. Micek, Lee Waters and Wayne Harper serve the Company pursuant to employment agreements dated as of January 1, 1996 for Messrs. Barker, Micek and Harper and June 25, 1996 for Mr. Waters
(collectively referred to as the "Effective Date"). The initial term of

Messrs. Barker's, Micek's and Waters' agreement is two years and the initial term of Mr. Harper's agreement is one year. Each agreement will be automatically renewed, subject to prior termination, for successive one-year periods on the second anniversary for Messrs. Barker, Micek and Waters and on the first anniversary for Mr. Harper of the respective Effective Date and each anniversary thereafter unless either party gives notice of non-renewal. These agreements provide, respectively, for the employment of Mr. Barker as President and Chief Operating Officer of the Company, for Mr. Micek as Chief Financial Officer of the Company, for Mr. Waters as Executive Vice President and for Mr. Harper as Vice President of Sales. Under the respective agreements, Mr. Barker's base salary is $200,000 per year, Mr, Micek's base salary is $140,000 per year, Mr. Water's base salary is $150,000 per year and Mr. Harper's base salary is $80,000 per year. The agreements also provide for an annual bonus determined at the discretion of the Board of Directors. In the event of Mr. Barker's, Mr. Micek's, Mr. Waters' or Mr. Harper's death, termination for cause or without cause or resignation, the Company will pay any salary earned through the date of termination, any bonus earned at the end of the month immediately preceding the date of termination and all vested benefits, if any, as of the date of termination. In the event of a termination without cause or resignation, the employment agreements provide for Messrs. Barker, Micek, Waters and Harper to remain as consultants to the Company for at least twenty-four months following termination of employment. If Mr. Barker, Mr. Micek, Mr. Waters or Mr. Harper is terminated for cause, the Company, in its sole discretion, may elect to retain such executive as a consultant. During the consulting period, the executive will only be paid his annual base salary.

                             CERTAIN TRANSACTIONS

REORGANIZATION AND TERMINATION OF S CORPORATION STATUS

  Prior to the closing of this Offering, each of the stockholders of Inbound Corp., Interactive Corp. and Outbound Corp. will exchange the capital stock of such company owned by such stockholder for shares of Common Stock pursuant to the Reorganization such that each of the foregoing companies will become wholly owned subsidiaries of the Company. Simultaneously, the stockholders of IBS and Canada will transfer their shares of capital stock of IBS and Canada to Interactive Corp. for nominal cash consideration pursuant to the Reorganization such that each of the foregoing companies will become wholly owned subsidiaries of Interactive Corp.

  Prior to the Reorganization, Gary L. West and Mary E. West beneficially owned in the aggregate greater than 73.0%, and Troy L. Eaden beneficially owned 15.0%, of the outstanding shares of common stock of each of the foregoing companies. Following consummation of the Reorganization but prior to this Offering, Gary L. West and Mary E. West will beneficially own in the aggregate approximately 80.1%, and Troy L. Eaden will beneficially own approximately 15.0%, of the shares of Common Stock of the Company.

  The Company does not intend to make any changes to the management of the Company nor consolidate the operation of the businesses in connection with the Reorganization. Upon consummation of the Reorganization, the Company's principal assets will be the capital stock of Inbound Corp., Interactive Corp. and Outbound Corp. and the Company intends to operate through these subsidiaries. Inbound Corp. provides inbound operator teleservices, Interactive Corp. provides automated voice response teleservices, Outbound Corp. provides outbound direct teleservices, IBS provides billing and collecting services to local exchanges with respect to pay per call events and Canada provides large volume automated voice response services within the territory of Canada. The Company does not intend to change the operations of these companies in connection with the Reorganization. See "Business-- Description of Services."

  Each of the West Affiliates has made periodic distributions to its existing stockholders in amounts approximately equal to the stockholders' corresponding tax liabilities associated with the Company's earnings plus amounts representing a portion of retained earnings. The West Affiliates made aggregate distributions of $5.4 million, $8.1 million, $10.5 million, $16.0 million and $25.1 million for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively, and $30.4 million through September 30, 1996. On October 31, 1996, each of the West Affiliates declared the First Dividend. The First Dividend was equal to retained earnings as of September 30, 1996, to the extent such retained earnings have not previously been distributed, along with a distribution representing a return of additional paid-in capital contributed by the West Affiliates' existing stockholders. Each of the West Affiliates has paid its portion of the First Dividend to each of its stockholders in cash or through the Stockholders Notes. The First Dividend was equal to approximately $45.9 million, of which approximately $2.0 million was paid in cash and approximately $43.9 million was paid through the Stockholders Notes. The Company estimates that the Stockholders Notes will be paid by a portion of the net proceeds to be received by the Company from this Offering. Prior to the closing of the Reorganization, each of the West Affiliates intends to declare the Second Dividend. The Second Dividend will be equal to the Company's estimate of the West Affiliates' retained earnings prior to conversion of each of the West Affiliates to a C Corporation, to the extent such retained earnings have not previously been distributed, along with a distribution representing a return of additional paid-in capital contributed by the West Affiliates' existing stockholders. The Company estimates that the Second Dividend will equal approximately $6.0 million as of the Termination Date. Each of the West Affiliates will pay its portion of the Second Dividend to its stockholders in cash. The Company estimates that the Second Dividend will be paid from the West Affiliates' existing working capital.

  The Termination Date will occur not later than the date immediately prior to the date of the closing of this Offering. Subsequent to the Termination Date, neither the Company nor any of the West Affiliates will be an S Corporation and, accordingly, each will be subject to federal and state income taxes. Other than payment of the Stockholder Notes, upon closing of this Offering, the Company will have no liabilities with respect to distributions to the West Affiliates, the IBS or the Canada stockholders except as set forth in this section.

  In addition, each of the West Affiliates, as a result of termination of its S Corporation status, will record its portion of the Deferred Tax Liability effective upon the Termination Date. The amount of the Deferred Tax Liability would have been approximately $2.1 million if the Termination Date had been September 30, 1996, but the actual amount will be adjusted to reflect the effect of the Company's actual operating results through the Termination Date.

LEASE OF 9910 MAPLE STREET FACILITY

  The Company leases a building located at 9910 Maple Street, Omaha, Nebraska, which houses its corporate headquarters. The building has 42,000 square feet of leasable space and is situated on a parcel of land of approximately 4.4 acres. This building is owned by 99-Maple Partnership, a partnership owned and controlled by Gary L. West, the Company's Chairman of the Board, and Mary E. West, the Company's Vice Chair of the Board. This lease commenced on April 1, 1988, and was renewed on September 1, 1994, for a term of ten years. For the period commencing September 1, 1996, and ending August 31, 1997, the rent is $59,600 per month, which rent increases each year thereafter at a rate of approximately six percent. For the period commencing September 1, 2003, and ending August 31, 2004, the rent will be $89,635 per month. In addition to payment of rent, the Company is obligated to pay all taxes, insurance and maintenance pertaining to the building.

REGISTRATION RIGHTS

  The Company, Gary L. West, Mary E. West, Troy L. Eaden and each of the former stockholders of the West Affiliates will enter into a Registration Rights Agreement (the "Registration Rights Agreement") as of the closing of the Reorganization, which, among other things, will provide that upon the request of Gary L. West, Mary E. West or Troy L. Eaden, the Company will register under the Securities Act any of the shares of Common Stock currently held by or acquired in the future by the foregoing (a "Demand Registration"). Gary L. West and Mary E. West, collectively, and Troy L. Eaden, individually, each will have the right to request four Demand Registrations. Each of the foregoing and each of the seven other former stockholders of the West Affiliates will have the right, which may be exercised at any time and from time to time in the future, to include the shares of Common Stock held by him or her in certain other registrations of Common Stock initiated by the Company on its own behalf or on behalf of its stockholders. Following consummation of this Offering, Gary L. West and Mary E. West will beneficially own in the aggregate approximately 45,451,263 shares of Common Stock, Troy L. Eaden will beneficially own approximately 8,516,250 shares of Common Stock, and the seven other former stockholders of the West Affiliates will beneficially own approximately 2,807,487 shares of Common Stock. Each of their rights under the Registration Rights Agreement is transferable. In addition, each of the foregoing has agreed to pay his or her pro rata share of certain costs and expenses in connection with each registration of its shares of Common Stock.

WEST TELEMARKETING INSURANCE AGENCY

  West Telemarketing Insurance Agency, Inc. ("West Insurance") is a Texas corporation which is wholly-owned by John W. Erwin, the Company's President of Direct Teleservices. West Insurance is a licensed insurance agency formed in June 1996 under the laws of Texas to service a client of Outbound Corp. in the insurance industry. These arrangements are set forth in a Personnel Company Subscriber Service Agreement, dated as of November 12, 1996. Outbound Corp. pays hourly fees to West Insurance for its agents' services, which fees have averaged since July 1, 1996 approximately $162,420 per month. Neither West Insurance nor Mr. Erwin has made any profit in connection with this arrangement and neither is expected to do so in the future. Mr. Erwin entered into a Stock Redemption Agreement, dated April 9, 1996, with Gary L. West, Mary E. West and Troy L. Eaden restricting the transfer of his West Insurance stock and providing for the option by the Wests and Mr. Eaden to acquire his West Insurance stock in the event of his death, disability or termination of employment with West Insurance or at any other time they desire. This Stock Redemption Agreement has been assigned to the Company by the Wests and Mr. Eaden, effective upon the closing of this Offering pursuant to an Assignment and Assumption Agreement, dated as of November 12, 1996.

SALE OF ASSET

  Inbound Corp. sold its 12.5% undivided interest in an aircraft to Troy L. Eaden, a director and the Company's Chief Executive Officer, pursuant to a Bill of Sale and Assignment dated October 30, 1996, for $642,208. This price was determined by Michael A. Micek, Chief Financial Officer of the Company, and represents the value of the asset as it was carried on the financial statements of the Company. Inbound Corp. purchased the interest for $755,000 from Executive Jet Sales, Inc. pursuant to a Purchase Agreement, dated March 14, 1996.

WESTS' NOTE

  In 1995, Interactive Corp. repaid a note in the amount of $975,000 to two of its stockholders, Gary L. West and Mary E. West.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth as of September 30, 1996, certain information regarding beneficial ownership of Common Stock adjusted pro forma to give effect to the Reorganization by (i) each stockholder known by the Company to be a beneficial owner of more than five percent of the Common Stock, (ii) each of the Company's directors and Named Executive Officers, and (iii) the directors and executive officers as a group. Except as otherwise specified, each person in the table has sole voting and investment power as to the shares owned. The address of each person is the Company's principal executive office, 9910 Maple Street, Omaha, Nebraska 68134.

                             BENEFICIAL OWNERSHIP
                             AFTER REORGANIZATION
                                      BUT             BENEFICIAL OWNERSHIP
                             PRIOR TO OFFERING(1)        AFTER OFFERING
                             ------------------------ ------------------------
NAME OF BENEFICIAL OWNER       SHARES      PERCENTAGE   SHARES      PERCENTAGE
------------------------     ----------    ---------- ----------    ----------
Gary L. West(2)............. 45,451,263(1)    80.1%   45,451,263(1)    72.8%
Mary E. West(2)............. 45,451,263(1)    80.1    45,451,263(1)    72.8
Troy L. Eaden...............  8,516,250       15.0     8,516,250(3)    13.6
Thomas B. Barker............        --          *            --          *
Michael A. Micek............        --          *            --          *
Lee Waters..................        --          *            --          *
Wayne Harper................        --          *            --          *
All directors and executive
 officers as a group
 (11 persons)............... 54,959,533(1)    96.8    54,959,533(1)    88.0

--------
*  Less than 1%
(1) Under the rules of the Securities and Exchange Commission, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares (i) the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares, or
    (ii) the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.
(2) Shares of Common Stock held by Gary L. West and Mary E. West are held in joint tenancy with right of survivorship. Voting power of these shares is shared between them.
(3) Includes 1,516,250 shares of Common Stock held by the Eaden Family Limited Partnership (the "Eaden Partnership"), of which Mr. Eaden is a general partner. Such shares were transferred by Mr. Eaden to the Eaden Partnership following consummation of the Reorganization and prior to the closing of this Offering.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of November 11, 1996, there were 1,000 shares of Common Stock outstanding held of record by two persons and no shares of Preferred Stock outstanding. Upon consummation of the Reorganization, there will be 56,775,000 shares of Common Stock outstanding held of record by eight persons and no shares of Preferred Stock outstanding. Upon the closing of this Offering, there will be 62,475,000 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock. All of the outstanding shares of Common Stock are, and the shares offered by the Company in this Offering will be, when issued and paid for, fully paid and non-assessable. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

  Effective upon the closing of this Offering, the Board of Directors will have the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 10,000,000 shares of Preferred Stock from time to time in one or more series with such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefor. The Board also has the authority to determine the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights without approval by the holders of Common Stock. Although it is not possible to state the effect that any issuance of Preferred Stock might have on the rights of holders of Common Stock, the issuance of Preferred Stock may have one or more of the following effects: (i) to restrict Common Stock dividends if Preferred Stock dividends have not been paid, (ii) to dilute the voting power and equity interest of holders of Common Stock to the extent that any Preferred Stock series has voting rights or is convertible into Common Stock or (iii) to prevent current holders of Common Stock from participating in the distribution of the Company's assets upon liquidation until any liquidation preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of discouraging a change in control of the Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Restated Certificate or any reorganization, consolidation, merger or other similar transaction involving the Company. As a result, the issuance of such Preferred Stock may discourage bids for the Common Stock at a premium over the market price therefor, and could have a materially adverse effect on the market value of the Common Stock. The Board of Directors does not presently intend to issue any shares of Preferred Stock. See "Risk Factors--Certain Anti-Takeover Considerations."

REGISTRATION RIGHTS

  The Company, Gary L. West, Mary E. West, Troy L. Eaden and each of the former stockholders of the West Affiliates will enter into the Registration Rights Agreement as of the closing of the Reorganization, which, among other things, will provide that upon the request of Gary L. West, Mary E. West or Troy L. Eaden, the Company will register under the Securities Act any of the shares of Common Stock currently held by or acquired in the future by the foregoing. Gary L. West and Mary E. West, collectively, and Troy L. Eaden, individually, each will have the right to request four Demand Registrations. Each of the foregoing and each of the seven other former stockholders of the West Affiliates will have the right, which may be exercised at any time and from time to time in the future, to include the shares of Common Stock held by him or her in certain other registrations of Common Stock initiated by the Company on its own behalf or on behalf of its stockholders. Following consummation of the Reorganization and this Offering, Gary L. West and Mary E. West will beneficially own in the aggregate approximately 45,451,263 shares of Common Stock, Troy L. Eaden will beneficially own approximately 8,516,250 shares of Common Stock, and the seven other former stockholders of the West Affiliates will beneficially own in the aggregate approximately 2,807,487 shares of Common Stock. Each of their rights under the Registration Rights Agreement is transferable. In addition, each of the foregoing has agreed to pay his or her pro rata share of certain costs and expenses in connection with each registration of its shares of Common Stock.

LIMITATIONS ON DIRECTORS' LIABILITY

  The Company's Restated Certificate of Incorporation (the "Restated Certificate") and By-laws, which will go into effect upon the closing of this Offering, limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for (i) breach of the directors' duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which the director derives an improper personal benefit. This provision of the Company's Restated Certificate has no effect on the availability of equitable remedies such as injunction or rescission.

  These provisions will not limit liability under state or federal securities laws. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

RESTATED CERTIFICATE AND BY-LAW PROVISIONS AFFECTING CHANGE IN CONTROL

  The Restated Certificate and By-laws include certain provisions which are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors. Such provisions may also render the removal of the directors and management more difficult. The Restated Certificate provides that the Board of Directors of the Company be divided into three classes serving staggered three-year terms. The Restated By-laws include restrictions on who may call a special meeting of stockholders and contain an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of the Company.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock is publicly traded or held of record by more than 2,000 stockholders and an

"interested stockholder" are prohibited for a three-year period following the date that such a stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by Section 203 (the Company did not make such an election), (ii) the transaction in which the stockholder became an interested stockholder or the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an "interested stockholder's" percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar of the Company's Common Stock is First Chicago Trust Company of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the closing of the Offering, the Company will have outstanding 62,475,000 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option. In addition, the Company will have reserved additional shares of Common Stock for issuance pursuant to the 1996 Stock Incentive Plan. Of such outstanding shares, the shares sold in connection with the Offering will be freely tradeable in the United States without restriction under the Securities Act, except that shares purchased by an "affiliate" of the Company, within the meaning of the rules and regulations adopted under the Securities Act, may be subject to resale restrictions. The remaining outstanding shares are "restricted securities," as that term is defined under such rules and regulations, and may not be sold unless they are registered under the Securities Act or they are sold in accordance with Rule 144 under the Securities Act or some other exemption from such registration requirement.

  The Company and certain of its executive officers and directors have agreed that, for a period of 180 days after the date of this Prospectus (the "lock-up period"), they will not dispose of any shares of Common Stock or securities convertible or exchangeable into or exercisable for any shares of Common Stock without the prior written consent of Goldman, Sachs & Co., except under limited circumstances. Upon expiration of the lock-up period, 53,967,513 shares of Common Stock will become eligible for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. Such shares, however, will not become eligible for sale in the public market under Rule 144 as currently in effect and interpreted by the staff of the Commission until
   , 1998.

  In general, under Rule 144, subject to certain conditions with respect to the manner of sale, the availability of current public information concerning the Company and other matters, each of the existing stockholders who has beneficially owned shares of Common Stock for at least two years will be entitled to sell within any three-month period that number of such shares which does not exceed the greater of one percent of the total number of then outstanding shares of Common Stock or the average weekly trading volume of shares of Common Stock during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Moreover, each of the existing stockholders who is not deemed to be an affiliate of the Company at the time of the proposed sale and who has beneficially owned his or her shares of Common Stock for at least three years will be entitled to sell such shares under Rule 144 without regard to such volume limitations.

  The Company intends to file a registration statement under the Securities Act to register approximately 3,634,900 shares of Common Stock reserved for issuance under the 1996 Stock Incentive Plan, and 5,864,600 shares of Common Stock to be reserved for future issuance under the 1996 Stock Incentive Plan, thus permitting the resale of shares issued under the 1996 Stock Incentive Plan by non-affiliates in the public market without restriction under the Securities Act, subject to vesting and, in certain cases, subject to the lock-up period. Such registration statement is expected to become effective immediately upon filing. In addition, the Company has granted certain registration rights to, among others, Gary L. West, Mary E. West and Troy L. Eaden. See "Management Executive Compensation--1996 Stock Incentive Plan", "Certain Transactions--Registration Rights" and "Description of Capital Stock--Registration Rights."

  Prior to this Offering, there has been no public market for the Common Stock. No assurance can be given that such a market will develop or, if it develops, will be sustained after the Offering or that the purchasers of the shares of Common Stock will be able to resell such shares of Common Stock at a price higher than the initial public offering price or otherwise. If such a market develops, no prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares of Common Stock for future sale, to the public will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of presently outstanding or subsequently issued Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through an offering of its additional shares of Common Stock that may be offered for sale or sold to the public in the future.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the underwriting agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Salomon Brothers Inc and Smith Barney Inc. are acting as representatives, has severally agreed to purchase from the Company the number of shares of Common Stock set forth opposite its name below:

                                                                       NUMBER OF
                                UNDERWRITER                             SHARES
                                -----------                            ---------
   Goldman, Sachs & Co................................................
   Salomon Brothers Inc...............................................
   Smith Barney Inc...................................................



                                                                       ---------
         Total........................................................ 5,700,000
                                                                       =========

  Under the terms and conditions of the underwriting agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain
securities dealers at such price less a concession of $    per share. The
Underwriters may allow, and such dealers may reallow, a concession not in
excess of $    per share to certain brokers and dealers. After the shares of
Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

  The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate 855,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of
them, as shown in the foregoing table, bears to the      shares of Common
Stock offered.

  The Company and the directors and executive officers of the Company have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the share of Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Common Stock, without the prior written consent of the representatives.

  The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

  Prior to this Offering, there has been no public market for the Shares. The initial public offering price will be negotiated among the Company and the representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "WTSC".

  The Company and Gary L. West and Mary E. West have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. Certain legal matters relating to the offering will be passed upon for the Underwriters by Kirkland & Ellis, Chicago, Illinois.

                                    EXPERTS

  The financial statements as of September 30, 1996, December 31, 1995 and 1994, for the nine months ended September 30, 1996 and for each of the three years in the period ended December 31, 1995 included in this Prospectus and the related financial statement schedules included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission under the Securities Act a Registration Statement with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, New York, New York 10007) and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60611). Copies of such material can be obtained from the public reference of the Commission at prescribed rates by writing to 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement may also be accessed electronically on the Commission's World Wide Web site (http://www.sec.gov). Copies of the Registration Statement may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

  The Company intends to distribute to its stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three quarters of each fiscal year of the Company.

                         INDEX TO FINANCIAL STATEMENTS

West Telemarketing Corporation and affiliated companies:
  Introduction to pro forma unaudited consolidated financial data.........  F-2
  Pro forma consolidated balance sheet as of September 30, 1996
   (unaudited)............................................................  F-3
  Pro forma consolidated statements of operations for the nine months ended
   September 30, 1996.....................................................  F-4
  Pro forma consolidated statement of operations for the year ended
   December 31, 1995......................................................  F-5
  Pro forma consolidated statement of operations for the nine months ended
   September 30, 1995.....................................................  F-6
  Notes to pro forma consolidated financial statements....................  F-7
  Independent Auditors' Report............................................  F-8
  Combined balance sheets, December 31, 1994 and 1995 and September 30,
   1996...................................................................  F-9
  Combined statements of operations, years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 (unaudited) and
   1996................................................................... F-10
  Combined statements of stockholders' equity, years ended December 31,
   1993, 1994 and 1995 and the nine months ended September 30, 1996....... F-11
  Combined statements of cash flows, years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 (unaudited) and
   1996................................................................... F-12
  Notes to combined financial statements.................................. F-13
West TeleServices Corporation:
  Independent Auditors' Report............................................ F-20
  Balance sheets, December 31, 1994 and 1995 and September 30, 1996....... F-21
  Statements of operations for the period from February 18, 1994
   (inception) to December 31, 1994 and for the year ended December 31,
   1995 and nine months ended September 30, 1995 (unaudited) and 1996..... F-22
  Statements of cash flows for the period from February 18, 1994
   (inception) to December 31, 1994 and for the year ended December 31,
   1995 and nine months ended September 30, 1995 (unaudited) and 1996..... F-23
  Statements of stockholders' equity for the period from February 18, 1994
   (inception) to December 31, 1994 and for the year ended December 31,
   1995 and nine months ended September 30, 1995 (unaudited) and 1996..... F-24
  Notes to financial statements........................................... F-25

             PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL DATA

  The following Pro Forma Unaudited Consolidated Financial Data for West TeleServices Corporation and West Telemarketing Corporation and affiliated companies has been prepared based upon the historical financial results of the companies, adjusted to give effect to the consolidation of the companies. The Pro Forma Unaudited Consolidated Financial Data give effect to the consolidation of the companies under the purchase method of accounting for the minority shareholders.

  The pro forma consolidated balance sheet sets forth the consolidation of the financial positions of West TeleServices Corporation and West Telemarketing Corporation and affiliated companies as if the Consolidation had occurred on September 30, 1996. The pro forma consolidated statements of operations for the nine months ended September 30, 1996 and 1995 and for the year ended December 31, 1995, reflect the consolidation of West TeleServices Corporation and West Telemarketing Corporation and affiliated companies as if each had occurred at the beginning of the period presented.

  The Pro Forma Unaudited Consolidated Financial Data should be read in conjunction with the audited and unaudited financial statements of the Company and the audited and unaudited combined financial statements of West Telemarketing Corporation and affiliated companies, appearing elsewhere in this Prospectus.

  The pro forma consolidated results are intended for information purposes only and are not necessarily indicative of the results which would have been attained if the consolidation had been consummated at the beginning of the period presented or which may be attained in the future.

                       WEST TELESERVICES CORPORATION

                   PRO FORMA CONSOLIDATED BALANCE SHEETS

                   AS OF SEPTEMBER 30, 1996 (UNAUDITED)

                          (AMOUNTS IN THOUSANDS)

                                            WEST             NOTE 2
                                       TELEMARKETING  ---------------------
                              WEST      CORPORATION     PRO FORMA
                          TELESERVICES AND AFFILIATED CONSOLIDATION
                          CORPORATION    COMPANIES     ADJUSTMENTS   NOTES  PRO FORMA
                          ------------ -------------- ------------- ------- ---------
         ASSETS
CURRENT ASSETS:
 Cash and cash
  equivalents...........      $  2        $ 13,080       $(2,002)   (A) (B) $ 11,080
 Accounts receivable,
  net of allowance for
  doubtful accounts.....       --           41,764           --               41,764
 Notes receivable.......       --              729           --                  729
 Accounts receivable--
  financing.............       --           14,569           --               14,569
 Vendor receivables.....       --            5,033           --                5,033
 Other..................       --            2,385           --                2,385
                              ----        --------       -------            --------
 Total current assets...         2          77,560        (2,002)             75,560
PROPERTY AND EQUIPMENT:
 Land and land
  improvements..........       --            1,099           --                1,099
 Building...............       --            7,600           --                7,600
 Telephone and computer
  equipment.............       --           56,807           --               56,807
 Office furniture and
  equipment.............       --           18,864           --               18,864
 Leasehold
  improvements..........       --           15,361           --               15,361
 Construction in
  process...............       --            1,282           --                1,282
                              ----        --------       -------            --------
                               --          101,013           --              101,013
 Accumulated
  depreciation and
  amortization..........       --          (38,304)          --              (38,304)
                              ----        --------       -------            --------
                               --           62,709           --               62,709
LAND HELD FOR
 DEVELOPMENT............       --            1,583           --                1,583
OTHER ASSETS............       --              516           --                  516
GOODWILL................       --              --         42,112        (D)   42,112
                              ----        --------       -------            --------
                              $  2        $142,368       $40,110            $182,480
                              ====        ========       =======            ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Notes payable--bank....      $--         $  6,000       $   --             $  6,000
 Notes payable--
  financing.............       --           13,431           --               13,431
 Accounts payable.......       --           22,170           --               22,170
 Customer deposits and
  holdbacks.............       --           12,087           --               12,087
 Accrued wages and
  benefits..............       --            3,632           --                3,632
 Accrued phone
  expenses..............       --            8,062           --                8,062
 Other current
  liabilities...........         7           3,207            (7)       (A)    3,207
 Current maturities of
  long-term debt........       --            2,422           --                2,422
 Current obligations
  under capital leases..       --            7,389           --                7,389
                              ----        --------       -------            --------
 Total current
  liabilities...........         7          78,400            (7)             78,400
OBLIGATIONS UNDER
 CAPITAL LEASES, less
 current obligations....       --            9,213           --                9,213
LONG-TERM DEBT, less
 current maturities.....       --            8,958           --                8,958
NOTES PAYABLE TO
 STOCKHOLDERS...........       --              --         43,879        (B)   43,879
DEFERRED INCOME TAXES...       --              --          2,075        (C)    2,075
COMMITMENTS AND
 CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Preferred stock, $.01
  par value, 10,000
  shares authorized, no
  shares issued and
  outstanding...........       --              --            --                  --
 Common stock, $.01 par
  value, 200,000 shares
  authorized, 1 share
  issued and
  outstanding...........         1              50            (1)       (A)       50
 Additional paid-in
  capital...............       --            5,261        36,851    (B) (D)   42,112
 Retained earnings......        (6)         40,486       (42,687)   (A) (B)   (2,207)
                              ----        --------       -------            --------
 Total stockholders'
  equity................        (5)         45,797        (5,837)             39,955
                              ----        --------       -------            --------
                              $  2        $142,368       $40,110            $182,480
                              ====        ========       =======            ========

         See notes to pro forma consolidated financial statements.

                       WEST TELESERVICES CORPORATION

              PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

             NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)

                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE)

                                            WEST             NOTE 2
                                       TELEMARKETING  ---------------------
                              WEST      CORPORATION     PRO FORMA
                          TELESERVICES AND AFFILIATED CONSOLIDATION
                          CORPORATION    COMPANIES     ADJUSTMENTS   NOTES  PRO FORMA
                          ------------ -------------- ------------- ------- ---------
REVENUE.................      $--         $235,188      $    --             $235,188
COST OF SERVICES........       --          134,048           --              134,048
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............         1          63,071         1,052    (A) (D)   64,124
LITIGATION SETTLEMENT...       --              --            --                  --
                              ----        --------      --------            --------
NET OPERATING INCOME....        (1)         38,069        (1,052)             37,016
OTHER INCOME (EXPENSE):
  Interest income.......       --              273           --                  273
  Interest income--
   financing, net of
   interest expense.....       --              450           --                  450
  Interest expense......       --           (1,906)          --               (1,906)
  Other income
   (expense)............       --             (906)          --                 (906)
                              ----        --------      --------            --------
    Net other expense...       --           (2,089)          --               (2,089)
                              ----        --------      --------            --------
NET INCOME AND NET
 INCOME BEFORE PRO FORMA
 TAX PROVISION..........        (1)         35,980        (1,052)             34,927
INCOME TAX PROVISION....       --              --         12,740        (C)   12,740
                              ----        --------      --------            --------
NET INCOME..............      $ (1)       $ 35,980      $(13,792)           $ 22,187
                              ====        ========      ========            ========
NET INCOME PER SHARE....                                                    $   0.37
                                                                            ========
WEIGHTED AVERAGE SHARES
 OUTSTANDING............                                                      59,834
                                                                            ========

              See notes to consolidated financial statements.

                       WEST TELESERVICES CORPORATION

              PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                 YEAR ENDED DECEMBER 31, 1995 (UNAUDITED)

                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE)

                                            WEST             NOTE 2
                                       TELEMARKETING  --------------------
                              WEST      CORPORATION     PRO FORMA
                          TELESERVICES AND AFFILIATED CONSOLIDATION
                          CORPORATION    COMPANIES     ADJUSTMENTS  NOTES   PRO FORMA
                          ------------ -------------- ------------- ------  ---------
REVENUE.................      $--         $256,894      $    --             $256,894
COST OF SERVICES........       --          146,531           --              146,531
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............         2          70,575         1,402    (A) (D)   71,979
LITIGATION SETTLEMENT...       --              --            --
                              ----        --------      --------            --------
NET OPERATING INCOME....        (2)         39,788        (1,402)             38,384
OTHER INCOME (EXPENSE):
  Interest income.......       --              142           --                  142
  Interest income--
   financing, net of
   interest expense.....       --              449           --                  449
  Interest expense......       --           (2,403)          --               (2,403)
  Other income
   (expense)............       --           (1,238)          --               (1,238)
                              ----        --------      --------            --------
    Net other expense...       --           (3,050)          --               (3,050)
                              ----        --------      --------            --------
NET INCOME AND NET
 INCOME BEFORE PRO FORMA
 TAX PROVISION..........        (2)         36,738        (1,402)             35,334
INCOME TAX PROVISION....       --              --         13,130        (C)   13,130
                              ----        --------      --------            --------
NET INCOME..............      $ (2)       $ 36,738      $(14,532)           $ 22,204
                              ====        ========      ========            ========
NET INCOME PER SHARE....                                                    $   0.37
                                                                            ========
WEIGHTED AVERAGE SHARES
 OUTSTANDING............                                                      59,834
                                                                            ========

         See notes to pro forma consolidated financial statements.

                       WEST TELESERVICES CORPORATION

              PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

             NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED)

                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE)

                                            WEST             NOTE 2
                                       TELEMARKETING  ---------------------
                              WEST      CORPORATION     PRO FORMA
                          TELESERVICES AND AFFILIATED CONSOLIDATION
                          CORPORATION    COMPANIES     ADJUSTMENTS   NOTES  PRO FORMA
                          ------------ -------------- ------------- ------- ---------
REVENUE.................      $--         $187,332      $    --             $187,332
COST OF SERVICES........       --          106,481           --              106,481
SELLING, GENERAL AND
ADMINISTRATIVE
 EXPENSES...............         2          49,887         1,051    (A) (D)   50,940
LITIGATION SETTLEMENT...       --              --            --                  --
                              ----        --------      --------            --------
NET OPERATING INCOME....        (2)         30,964        (1,051)             29,911
OTHER INCOME (EXPENSE):
  Interest income.......       --              102           --                  102
  Interest income--
   financing, net of
   interest expense.....       --              318           --                  318
  Interest expense......       --           (1,806)          --               (1,806)
  Other income
   (expense)............       --             (855)          --                 (855)
                              ----        --------      --------            --------
    Net other expense...       --           (2,241)          --               (2,241)
                              ----        --------      --------            --------
NET INCOME AND NET
 INCOME BEFORE PRO FORMA
 TAX PROVISION..........        (2)         28,723        (1,051)             27,670
INCOME TAX PROVISION....       --              --         10,404        (C)   10,404
                              ----        --------      --------            --------
NET INCOME..............      $ (2)       $ 28,723      $(11,455)           $ 17,266
                              ====        ========      ========            ========
NET INCOME PER SHARE....                                                    $   0.29
                                                                            ========
WEIGHTED AVERAGE SHARES
 OUTSTANDING............                                                    $ 59,834
                                                                            ========

         See notes to pro forma consolidated financial statements.

                      WEST TELESERVICES CORPORATION

           NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                          (AMOUNTS IN THOUSANDS)

1. GENERAL

  PROPOSED PUBLIC OFFERING OF COMMON STOCK AND STOCK EXCHANGE (UNAUDITED)--The Companies expect to enter into a reorganization with West TeleServices Corporation. In connection with the proposed public offering with West TeleServices Corporation, each of the stockholders of WTC, WTCO and WIC will exchange their respective capital stock for 56,775 shares of common stock of West TeleServices Corporation (the "Company") and each of the stockholders of IBS and WICI will transfer their respective capital stock to WIC for nominal consideration. West TeleServices Corporation will be the parent company for WTC, WTCO and WIC and indirectly for IBS and WIC.

2. PRO FORMA ADJUSTMENTS FOR THE CONSOLIDATION

  The pro forma financial statements reflect the following adjustments related to the consolidation:

    (A) Elimination of West TeleServices Corporation's account balances included in West Telemarketing Corporation and affiliated companies combined results.

    (B) On October 31, 1996, the Companies declared dividends aggregating $45,879 of which $2,000 was paid in cash and $43,879 was funded through notes payable to shareholder. Retained earnings was reduced by $40,618 and additional paid-in capital was reduced by $5,261 due to this dividend.

    (C) In connection with an initial public offering, the Companies intend to terminate their Small Business Corporation status and would become a C corporation and therefore, subject to Federal and state income taxes. The pro forma tax provisions (estimated at $2,075 as of September 30, 1996) were calculated using the asset and liability approach for financial accounting and reporting of income taxes, and were recorded as a reduction of retained earnings and an increase in deferred income taxes.

    (D) Adjustment to give effect to the accounting for the minority interest under the purchase method of accounting. Accordingly, goodwill of $42,112 was recorded and is being amortized over 30 years. The associated amortization expense recorded for the year ended December 31, 1996 is $1,404. The amortization expense recorded for the nine months ended September 30, 1996 and 1995 is $1,053.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders West Telemarketing Corporation and Affiliated Companies Omaha, Nebraska

  We have audited the accompanying combined balance sheets of West Telemarketing Corporation and Affiliated Companies as of December 31, 1994 and 1995 and September 30, 1996 and the related combined statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 and the related statements of operations, stockholders' equity and cash flows for the nine months ended September 30, 1996. The combined financial statements include the accounts of West Telemarketing Corporation and four affiliated companies, West Telemarketing Corporation Outbound, West Interactive Corporation, West Interactive Canada, Inc. and Interactive Billing Services, Inc. These companies are under common ownership and management. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such combined financial statements present fairly, in all material respects, the financial position of West Telemarketing Corporation and Affiliated Companies as of December 31, 1994 and 1995 and September 30, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska

November 5,1996

                                   *********

          WEST TELEMARKETING CORPORATION AND AFFILIATED COMPANIES

                          COMBINED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                          DECEMBER 31,
                                        -----------------      SEPTEMBER 30,
                                         1994      1995             1996
                                        -------  --------  ----------------------
                                                           HISTORICAL PRO FORMA
                                                           ---------- -----------
                                                                      (UNAUDITED)
        ASSETS (NOTES B AND C)
 CURRENT ASSETS:
   Cash and cash equivalents (Note
    J)................................  $13,971  $ 21,861   $ 13,080   $ 11,080
   Accounts receivable, net of
    allowance for doubtful accounts of
    $1,509, $1,557, $1,670 and
    $1,670............................   25,368    35,955     41,764     41,764
   Notes receivable...................    1,328       522        729        729
   Accounts receivable--financing
    (Note B)..........................   13,595    13,980     14,569     14,569
   Vendor receivables.................      648     1,107      5,033      5,033
   Other..............................    1,462     1,972      2,385      2,385
                                        -------  --------   --------   --------
     Total current assets.............   56,372    75,397     77,560     75,560
 PROPERTY AND EQUIPMENT (Note D):
   Land and land improvements.........      724     1,148      1,099      1,099
   Building...........................    2,856     7,257      7,600      7,600
   Telephone and computer equipment...   33,122    43,722     56,807     56,807
   Office furniture and equipment.....    9,142    12,882     18,864     18,864
   Leasehold improvements.............    5,294     7,171     15,361     15,361
   Construction in process............      --      2,843      1,282      1,282
                                        -------  --------   --------   --------
                                         51,138    75,023    101,013    101,013
   Accumulated depreciation and
    amortization......................  (20,318)  (29,134)   (38,304)   (38,304)
                                        -------  --------   --------   --------
                                         30,820    45,889     62,709     62,709
 LAND HELD FOR DEVELOPMENT............    1,583     1,583      1,583      1,583
 OTHER ASSETS.........................      105       583        516        516
                                        -------  --------   --------   --------
                                        $88,880  $123,452   $142,368   $140,368
                                        =======  ========   ========   ========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES:
   Notes payable--bank (Note C).......  $ 6,840  $  6,500   $  6,000   $  6,000
   Notes payable--financing (Note B)..   10,884    13,456     13,431     13,431
   Accounts payable...................   12,088    21,511     22,170     22,170
   Customer deposits and holdbacks....    4,566     5,340     12,087     12,087
   Accrued wages and benefits.........    3,495     4,649      3,632      3,632
   Accrued phone expense..............    5,419     7,192      8,062      8,062
   Other current liabilities..........    2,111     2,799      3,207      3,207
   Current maturities of long-term
    debt (Note C).....................    1,743     2,208      2,422      2,422
   Current obligations under capital
    leases (Note D)...................    3,818     5,192      7,389      7,389
                                        -------  --------   --------   --------
     Total current liabilities........   50,964    68,847     78,400     78,400
 OBLIGATIONS UNDER CAPITAL LEASES,
  less current obligations (Note D)...    3,124     6,151      9,213      9,213
 LONG-TERM DEBT, less current
  maturities (Note C).................    5,224     8,236      8,958      8,958
 NOTES PAYABLE TO STOCKHOLDERS (Notes
  E and J)............................      975       --         --      43,879
 DEFERRED INCOME TAXES (Note J).......      --        --         --       2,075
 COMMITMENTS AND CONTINGENCIES (Notes
  D, E, F, G, H and J)
 STOCKHOLDERS' EQUITY (Note J):
   Common stock, $1.00 par value......       50        50         50         50
   Additional paid-in capital.........    5,261     5,261      5,261        --
   Retained earnings..................   23,282    34,907     40,486     (2,207)
                                        -------  --------   --------   --------
     Total stockholders' equity.......   28,593    40,218     45,797     (2,157)
                                        -------  --------   --------   --------
                                        $88,880  $123,452   $142,368   $140,368
                                        =======  ========   ========   ========

                See notes to combined financial statements.

          WEST TELEMARKETING CORPORATION AND AFFILIATED COMPANIES

                     COMBINED STATEMENTS OF OPERATIONS
                    (AMOUNTS IN THOUSANDS EXCEPT PER SHARE)

                                                            NINE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,        SEPTEMBER 30,
                             ----------------------------  --------------------
                               1993      1994      1995       1995       1996
                             --------  --------  --------  ----------- --------
                                                           (UNAUDITED)
REVENUE....................  $142,508  $186,512  $256,894   $187,332   $235,188
COST OF SERVICES...........    77,785   102,707   146,531    106,481    134,048
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES...    45,041    51,904    70,575     49,887     63,071
LITIGATION SETTLEMENT (Note
 G)........................     4,400       --        --         --         --
                             --------  --------  --------   --------   --------
NET OPERATING INCOME.......    15,282    31,901    39,788     30,964     38,069
OTHER INCOME (EXPENSE):
 Interest income...........       212       144       142        102        273
 Interest income--
  financing, net of
  interest expense of $884,
  $1,223, $1,784, $1,356
  and $954.................        86       234       449        318        450
 Interest expense..........    (1,511)   (1,606)   (2,403)    (1,806)    (1,906)
 Other income (expense)....       193        33    (1,238)      (855)      (906)
                             --------  --------  --------   --------   --------
 Net other expense.........    (1,020)   (1,195)   (3,050)    (2,241)    (2,089)
                             --------  --------  --------   --------   --------
NET INCOME AND NET INCOME
 BEFORE PRO FORMA TAX
 PROVISION.................  $ 14,262  $ 30,706  $ 36,738   $ 28,723   $ 35,980
                             --------  --------  --------   --------   --------
PRO FORMA INFORMATION
 (Note J) (unaudited):
 Income tax provision......  $  5,234  $ 10,900  $ 13,130   $ 10,404   $ 12,740
                             ========  ========  ========   ========   ========
 Net income................  $  9,028  $ 19,806  $ 23,608   $ 18,319   $ 23,240
                             ========  ========  ========   ========   ========

                See notes to combined financial statements.

          WEST TELEMARKETING CORPORATION AND AFFILIATED COMPANIES

                COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

     YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND THE NINE MONTHS ENDED
                               SEPTEMBER 30, 1996
                             (AMOUNTS IN THOUSANDS)

                                                                      TOTAL
                                         COMMON PAID-IN RETAINED  STOCKHOLDERS'
                                         STOCK  CAPITAL EARNINGS     EQUITY
                                         ------ ------- --------  -------------
BALANCE, January 1, 1993................  $30   $5,261  $  4,756    $ 10,047
  Distributions to stockholders.........   --      --    (10,459)    (10,459)
  Net income and net income before pro
   forma tax provision..................   --      --     14,262      14,262
                                          ---   ------  --------    --------
BALANCE, December 31, 1993..............   30    5,261     8,559      13,850
  Stock issuance........................   20      --        --           20
  Distributions to stockholders.........   --      --    (15,983)    (15,983)
  Net income and net income before pro
   forma tax provision..................   --      --     30,706      30,706
                                          ---   ------  --------    --------
BALANCE, December 31, 1994..............   50    5,261    23,282      28,593
  Distributions to stockholders.........   --      --    (25,113)    (25,113)
  Net income and net income before pro
   forma tax provision..................   --      --     36,738      36,738
                                          ---   ------  --------    --------
BALANCE, December 31, 1995..............   50    5,261    34,907      40,218
  Distributions to stockholders ........   --      --    (30,401)    (30,401)
  Net income and net income before pro
   forma tax provision..................   --      --     35,980      35,980
                                          ---   ------  --------    --------
BALANCE, September 30, 1996.............  $50   $5,261  $ 40,486    $ 45,797
                                          ===   ======  ========    ========

                See notes to combined financial statements.

          WEST TELEMARKETING CORPORATION AND AFFILIATED COMPANIES

                     COMBINED STATEMENTS OF CASH FLOWS

  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND NINE MONTHS ENDED SEPTEMBER
                               30, 1995 AND 1996
                             (AMOUNTS IN THOUSANDS)

                                                            NINE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,        SEPTEMBER 30,
                              ---------------------------  -------------------
                                1993     1994      1995       1995      1996
                              --------  -------  --------  ----------- -------
                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income.................. $ 14,262  $30,706  $ 36,738   $ 28,723   $35,980
 Adjustments to reconcile net
  income to net cash flows
  from operating activities:
  Depreciation and
   amortization..............    5,868    7,086    10,127      7,352     9,387
  (Gain) loss on sale of
   equipment.................      --        (1)      148         19      (151)
  Changes in operating assets
   and liabilities:
   Accounts receivable.......   (1,035)  (9,553)  (10,954)    (6,326)   (5,870)
   Other assets and vendor
    receivables..............      338     (518)   (1,540)    (1,352)   (4,272)
   Accounts payable..........    1,560    4,848     9,423     (5,346)      659
   Other current liabilities
    and accrued expenses.....    3,835      848     3,615      2,899       261
                              --------  -------  --------   --------   -------
     Net cash flows from
      operating activities...   24,828   33,416    47,557     25,969    35,994
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchases of property and
  equipment..................   (7,353)  (7,655)  (16,824)   (11,361)  (16,721)
 Proceeds from disposal of
  property and equipment.....        3        2     1,165        490       640
 Issuance of notes
  receivable.................     (541)    (985)      --         --     (1,150)
 Proceeds from payments of
  notes receivable...........    1,638      760     1,173        817     1,004
                              --------  -------  --------   --------   -------
     Net cash flows from
      investing activities...   (6,253)  (7,878)  (14,486)   (10,054)  (16,227)
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from issuance of
  debt.......................    3,900    2,733     7,123      5,896    10,321
 Payments of debt............   (3,180)  (1,895)   (3,644)    (1,921)   (9,384)
 Payments of capital lease
  obligations................   (4,028)  (4,176)   (5,193)    (3,932)   (4,717)
 Payments of note to
  stockholder................     (405)    (313)     (975)      (975)      --
 Net change in line of credit
  agreement..................      300    2,240      (340)       660      (500)
 Net change in accounts
  receivable financing and
  note payable--financing....      --    (2,712)    2,187      1,467      (614)
 Distributions to
  stockholders...............  (10,459) (15,983)  (25,113)   (23,112)  (30,401)
 Advances from AT&T..........   (1,461)     --        --         --        --
 Proceeds from issuance of
  stock......................      --        20       --         --        --
 Increase (decrease) in
  customer deposits and
  holdbacks..................    4,412     (529)      774        518     6,747
                              --------  -------  --------   --------   -------
     Net cash flows from
      financing activities...  (10,921) (20,615)  (25,181)   (21,399)  (28,548)
                              --------  -------  --------   --------   -------
NET CHANGE IN CASH AND CASH
 EQUIVALENTS.................    7,654    4,923     7,890     (5,484)   (8,781)
CASH AND CASH EQUIVALENTS,
 Beginning of Period.........    1,394    9,048    13,971     13,971    21,861
                              --------  -------  --------   --------   -------
CASH AND CASH EQUIVALENTS,
 End of Period............... $  9,048  $13,971  $ 21,861   $  8,487   $13,080
                              ========  =======  ========   ========   =======
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
 Cash paid during the period
  for interest............... $  2,388  $ 2,726  $  4,048   $  3,148   $ 2,889
                              ========  =======  ========   ========   =======
SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING
 ACTIVITIES:
 Acquisition of equipment
  through assumption of
  capital lease obligations.. $  4,158  $ 3,854  $  9,592   $  5,187   $ 9,975
                              ========  =======  ========   ========   =======
 Reduction of accounts
  receivable through issuance
  of notes receivable........ $    513  $ 1,005  $    367   $    208   $    61
                              ========  =======  ========   ========   =======

                See notes to combined financial statements.

         WEST TELEMARKETING CORPORATION AND AFFILIATED COMPANIES

                  NOTES TO COMBINED FINANCIAL STATEMENTS

               YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
           NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996
                            (DOLLARS IN THOUSANDS)

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS DESCRIPTION--West Telemarketing Corporation and affiliated companies (the "Companies") are teleservices companies which provide a full range of customized telecommunications services to business clients through its call centers throughout the United States. West Telemarketing Corporation
(WTC), located in Omaha, Nebraska and San Antonio, Texas, provides inbound teleservices to national, multi-media advertisers. West Interactive Corporation (WIC), located in Omaha, Nebraska, provides inbound recorded message services to national multi-media advertisers. West Telemarketing Corporation Outbound (WTCO), located in San Antonio, Texas, provides outbound sales marketing services to national multi-media advertisers. West Interactive Canada, Inc. (WICI) has administrative offices located in Omaha, Nebraska and equipment located in Calgary, Alberta, Canada provides inbound recorded message services to North American multi-media advertisers. Interactive Billing Services, Inc. (IBS) is located in Omaha, Nebraska, provides billing and financing services to telecommunication providers and users.

  Each of the Companies has 10,000 shares of common stock authorized with exception of WTC which has 100,000 shares authorized. The shares of WICI and IBS were issued during 1994. Each of the Companies has 10,000 shares issued and outstanding (See Note J).

  BASIS OF COMBINATION--The combined financial statements include the accounts of WTC, WIC, WTCO, WICI, IBS and other insignificant subsidiaries whose operations are interrelated. All material affiliated party transactions and balances have been eliminated in the combined financial statements.

  REVENUE RECOGNITION--WTC recognizes revenues at the time calls are answered by a telemarketing representative based on the number of calls received and processed on behalf of clients. WIC and WICI recognize revenue at the time calls are received or sent by automated voice response units and is billed based on call duration. WTCO recognizes revenue on an hourly rate basis at the time the telemarketing representatives place calls to consumers on behalf of its clients. The customer is obligated to pay for these services when these activities have been performed.

  CASH AND CASH EQUIVALENTS--For purposes of the statement of cash flows, the Companies consider short-term investments with maturities of three months or less at acquisition to be cash equivalents.

  FINANCIAL INSTRUMENTS--Cash and cash equivalents, accounts receivable and accounts payable are short-term in nature and the net values at which they are recorded are considered to be reasonable estimates of their fair values. The carrying values of notes payable are deemed to be reasonable estimates of their fair values. Interest rates that are currently available to the Companies for the reissuance of debt with similar terms and remaining maturities are used to estimate fair values of the notes payable.

  PROPERTY AND EQUIPMENT--Property and equipment are recorded at cost. Depreciation expense is based on the estimated useful lives of the assets and is calculated on accelerated and straight-line methods. The Companies' buildings have estimated useful lives of 31.5 years and the majority of the other assets have estimated useful lives of five years.

  INTANGIBLES--Included in other assets are the costs of billing agreements with various telephone companies. Amortization expense is calculated on the straight line method over the five year estimated useful lives of the contracts.

         WEST TELEMARKETING CORPORATION AND AFFILIATED COMPANIES

  CUSTOMER DEPOSITS AND HOLDBACKS--WIC obtains directly from the billing and collection agent revenue generated from its customers' programs. WIC retains a specified amount of the revenue and remits the remainder to its customers. The retained amount is based upon the collection history of the customer's program success and is necessary to allow for potential caller adjustments which may be filed within one year of the actual phone calls.

  WTC and WIC obtain security deposits from certain customers, which are refunded to the customers when WTC and WIC discontinue servicing the customers' programs.

  COST OF SERVICES--Cost of services includes labor, telephone and other expense directly related to teleservices activities.

  INCOME TAXES--The Companies have elected to be treated as "Small Business Corporations" for income tax purposes. Under this election, all income and expense flow through to the stockholders on a pro rata basis for income tax purposes. Accordingly, no provision for income taxes has been made, except for certain state taxes which are applicable to "Small Business Corporations."

  In connection with an initial public offering (See Note J), the Companies intend to terminate their Small Business Corporation status and would become a C corporation and therefore, subject to Federal and state income taxes.

  The pro forma tax provisions were calculated using the asset and liability approach for financial accounting and reporting of income taxes.

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  NEW ACCOUNTING PRONOUNCEMENT--The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The Companies are required to adopt this standard for the year ending December 31, 1996. The Companies have elected to adopt the disclosure requirement of this pronouncement. The adoption of this pronouncement will have no impact on the Companies' financial position or results of operations.

  INTERIM FINANCIAL STATEMENTS--In the opinion of management of the Companies, the accompanying unaudited combined financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of September 30, 1995 and the results of operations and cash flows for the nine months ended September 30, 1995. The results of operations for the nine months ended September 30, 1995 and 1996 are not necessarily indicative of the results to be expected for the full year.

B. ACCOUNTS RECEIVABLE FINANCING PROGRAM

  WIC maintains a line of credit with four participating banks in the amount of $30,000, outstanding amounts payable totaled $10,884, $13,456 and $13,431 at December 31, 1994 and 1995 and September 30, 1996, respectively, bearing interest at .5% below the prime rate (actual rate 7.75% at September 30, 1996) to fund customer advances for itself and IBS. Substantially all assets of WIC are pledged as collateral on the line of credit which expires June 30, 1997. WIC and IBS have advances to customers through their accounts receivable financing programs aggregating $13,595, $13,980 and

         WEST TELEMARKETING CORPORATION AND AFFILIATED COMPANIES

$14,569 at December 31, 1994 and 1995 and September 30, 1996, respectively. Under terms of the programs, advances are collateralized by the customer's accounts receivable from unrelated national billing services. WIC and IBS charge interest at the prime rate plus 3.0% (11.25% at September 30, 1996).

C. LONG-TERM DEBT AND CREDIT ARRANGEMENTS

  WTC has revolving lines of credit aggregating $4,500 at two banks which expire in July, 1997. The note requires interest at .5% below prime (actual rate 7.75% at September 30, 1996). WTCO had revolving lines of credit aggregating $8,000 at two banks which expire in June, 1997 and bear interest at .25% below the prime rate (actual rate 8.0% at September 30, 1996). At September 30, 1996, outstanding borrowings under these lines of credit totaled $6,000.

  Long-term debt consists of the following:

                                              DECEMBER 31,     SEPTEMBER 30,
                                             -------------- -------------------
                                              1994   1995      1995      1996
                                             ------ ------- ----------- -------
                                                            (UNAUDITED)
Note payable to bank (modified on February
 1, 1996), due in monthly installments of
 $50 including interest with final balloon
 payment on February 1, 2001. The note
 accrues interest at 7.5%................... $2,298 $ 5,110   $ 5,160   $ 4,953
Note payable to bank, (modified on June 28,
 1996), due in monthly installments of $79
 including interest, payable until maturity
 in June, 1999. The note bears interest at
 the prime rate (8.25% at September 30,
 1996)......................................  1,274   1,648     1,801     2,305
Note payable to bank (modified on June 11,
 1996), due in monthly installments of $54
 including interest at the prime rate (8.25%
 at September 30, 1996) maturing June 11,
 1999.......................................  1,195   1,278     1,401     1,566
Note payable to bank, due in monthly
 installments of $63 including interest,
 payable until maturity in June, 1999. The
 note bears interest at the prime rate
 (8.25% at September 30, 1996)..............    --      --        --      1,844
Mortgage note payable to bank, due in
 monthly installments of $25 including
 interest at the prime rate (8.25% at
 September 30, 1996), maturing April 25,
 1999.......................................  1,085     883       936       712
Notes payable to bank, paid in 1996.........  1,115   1,525     1,645       --
                                             ------ -------   -------   -------
                                              6,967  10,444    10,943    11,380
Less current maturities.....................  1,743   2,208     2,159     2,422
                                             ------ -------   -------   -------
                                             $5,224 $ 8,236   $ 8,784   $ 8,958
                                             ====== =======   =======   =======

         WEST TELEMARKETING CORPORATION AND AFFILIATED COMPANIES

  Future principal payments at September 30, 1996 are as follows:

      Remaining 1996.................................................... $   577
      1997..............................................................   2,470
      1998..............................................................   2,684
      1999..............................................................   1,495
      2000..............................................................     288
      2001 and thereafter...............................................   3,866
                                                                         -------
                                                                         $11,380
                                                                         =======

  Substantially all assets of the Companies are pledged as collateral on their debt. The agreements contain restrictive covenants which, among other things, require the maintenance of certain ratios and minimum tangible net worth, as defined in the agreements.

D. LEASES

  The Companies lease certain land, buildings and equipment under operating and capital leases which expire at varying dates through September, 2006. The Companies' rent expense was $1,599, $1,360, $1,807, $1,320 and $2,007 for the
years ended December 31, 1993, 1994 and 1995, and the nine months ended September 30, 1995 and 1996, respectively. On all real estate leases, the Companies pay real estate taxes, insurance and maintenance associated with the leased sites. Certain of the leases offer extension options ranging from month to month to two five-year options. All of the capital leases call for transfer of ownership or contain bargain purchase options at the end of the lease term. Amortization of assets purchased through capital lease agreements is included in depreciation expense. The following information applies to those leases exclusive of related party leases as discussed in Note E:

                                                    DECEMBER 31,   SEPTEMBER 30,
                                                   --------------- -------------
                                                    1994    1995       1996
                                                   ------- ------- -------------
   Assets under capital leases consist of:
     Telephone and computer equipment............. $11,442 $15,278    $19,008
     Office furniture and equipment...............   1,584   1,874      3,346
                                                   ------- -------    -------
      Total cost..................................  13,026  17,152     22,354
   Accumulated depreciation.......................   3,113   4,099      4,175
                                                   ------- -------    -------
   Net book value................................. $ 9,913 $13,053    $18,179
                                                   ======= =======    =======

         WEST TELEMARKETING CORPORATION AND AFFILIATED COMPANIES

  Future minimum payments under non-cancellable operating and capital leases with initial or remaining terms of one year or more and minimum future lease payments and present value of the net minimum lease payments are as follows:

                                                              OPERATING CAPITAL
   YEAR ENDING DECEMBER 31,                                    LEASES   LEASES
   ------------------------                                   --------- -------
   Remaining 1996............................................  $   634  $ 2,200
   1997......................................................    2,222    8,290
   1998......................................................    1,853    5,766
   1999......................................................    1,538    2,121
   2000......................................................    1,335      --
   2001 and thereafter.......................................    3,717      --
                                                               -------  -------
   Total minimum obligations.................................  $11,299   18,377
                                                               =======
   Less interest at 4.6% to 9.9%.............................             1,775
                                                                        -------
   Present value of net minimum lease payments...............            16,602
   Less current portion......................................             7,389
                                                                        -------
                                                                        $ 9,213
                                                                        =======

E. RELATED PARTY TRANSACTIONS

  WTC leases office space owned by a partnership whose partners are majority stockholders of WTC. The lease expires August 31, 2004, and is accounted for as an operating lease. Required lease payments are as follows:

      YEAR ENDING DECEMBER 31,
      ------------------------
      Remaining 1996..................................................... $179
      1997...............................................................  730
      1998...............................................................  773
      1999...............................................................  820
      2000...............................................................  869

  Lease expense was $522, $562, $649, $481 and $512 for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996, respectively.

  At December 31, 1993, WIC was indebted to the majority stockholder for $235. The note was paid in 1994. At December 31, 1993 and 1994, WIC was indebted to the majority stockholder for $975. The note was paid in 1995. Total interest expense associated with the notes was $95, $76 and $59 for the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1995, respectively.

  At December 31, 1993, WTCO was indebted to stockholders for $78. The notes were paid in 1994. Total interest expense associated with the notes was $5 and $3 for the years ended December 31, 1993 and 1994, respectively.

F. EMPLOYEE BENEFIT PLAN

  The Companies have a 401(k) plan which covers substantially all of their employees. Under the plan, the Companies will match employee contributions up to 7% of their gross salary. The Companies

         WEST TELEMARKETING CORPORATION AND AFFILIATED COMPANIES matching contributions are 100% vested after the employee has attained five years of service. Total contributions under the plan were $289, $406, $564, $411 and $355 for the years ended December 31, 1993, 1994 and 1995, and the nine months ended September 30, 1995 and 1996, respectively.

G. LITIGATION SETTLEMENT

  In December, 1993, WIC settled a patent infringement suit with a competitor. Under the settlement WIC paid $4,400 to the competitor to terminate the dispute. WIC is also required to pay a fee for use of the technology through 2008 of an annual minimum of $250, up to an aggregate minimum of $3,000 and a maximum annual limit of $1,000. When aggregate use fees of $3,000 have been incurred, future years are not subject to minimum or maximum annual limitations. During the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 and 1996, WIC incurred use fees of $339, $560, $385 and $764, respectively, related to this agreement.

H. COMMITMENTS AND CONTINGENCIES

  The Companies are defendants in a number of lawsuits and claims for various amounts, which arise out of the normal course of business. WIC is a defendant in a case brought in the United States District Court for the Southern District of Georgia, Augusta Division, on September 12, 1991, captioned Lamar Andrews Individually and as Representative of a Class of All Other Persons Similarly Situated, Plaintiff v. American Telephone & Telegraph Company, et al., Defendants, No. CV 191-175. The District Court certified a master class of all persons who paid for one or more 900 number calls pertaining to programs offering sweepstakes, games of chance, awards, cash or other prizes, gifts or information on unclaimed funds. These calls were billed and collected by AT&T Corp. ("AT&T") and U.S. Sprint Communications Company Limited Partnership ("Sprint"). The District Court also certified a sub-class of those persons who paid, in the State of Georgia, for one or more such calls billed and collected by AT&T or Sprint. The complaint alleges that the programs at issue involved, among other things, acts of unlawful gambling, mail fraud or wire fraud in violation of the Racketeer Influenced and Corrupt Organizations Act ("RICO"), the Communications Act of 1934, the federal common law of communications and other state and federal laws. WIC provided interactive voice processing and billing services to a customer which conducted some of the programs at issue in the litigation. The billing services were provided through AT&T. The action seeks recovery of treble damages (which amount has not been specified), punitive damages, costs and attorneys' fees. The Company's potential liability and expenses in this matter are not covered by insurance. On September 19, 1996, the United States Court of Appeals for the Eleventh Circuit reversed the District Court's order certifying the classes on the ground that the class action would be unmanageable. Subsequent to this decision, the Appellees have filed with the Eleventh Circuit a Petition for Rehearing and Suggestion for Rehearing En Banc. In the opinion of management and the Companies' legal counsel, the Companies are unable to form an opinion as to the likelihood of an unfavorable outcome or an estimate of the amount or range of any potential loss related to this case. The Companies believe that the decision by the United States Court of Appeals is a favorable development and intend to vigorously contest the claims made in this case.

I. SIGNIFICANT CUSTOMERS

  The Companies have 20 major customers who accounted for approximately 66% of total revenues for the nine months ended September 30, 1996. The Companies had one customer who accounted for approximately 13% to 17% of revenues for the periods presented. The Companies had another customer account for approximately 11% of revenues for the year ended December 31, 1993.

J. SUBSEQUENT EVENTS

  DIVIDENDS--On October 31, 1996, the Companies declared dividends aggregating $45,879, of which $2,000 was paid in cash and $43,879 was funded through notes payable to shareholders.

          WEST TELEMARKETING CORPORATION AND AFFILIATED COMPANIES

            NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED)

  PROPOSED PUBLIC OFFERING OF COMMON STOCK AND STOCK EXCHANGE (UNAUDITED)--The Companies expect to enter into a reorganization with West TeleServices Corporation. In connection with the proposed public offering by West TeleServices Corporation, each of the stockholders of WTC, WTCO and WIC will exchange their respective capital stock for 56,775,000 shares of common stock of West TeleServices Corporation (the "Company") and each of the stockholders of IBS and WICI will transfer their respective capital stock to WIC for nominal consideration. West TeleServices Corporation will be the parent company for WTC, WTCO and WIC and indirectly for IBS and WIC.

  PRO FORMA INFORMATION (UNAUDITED)--The pro forma combined balance sheet of the Companies as of September 30, 1996 reflects (1) the net deferred income tax liability which will be recorded by the Companies as a result of the termination of their S Corporation status prior to the closing date of the Companies initial public offering ("Offering") contemplated by the Company (estimated at $2,075 as of September 30, 1996) and (2) a distribution payable to the stockholders of three of the Companies of such Companies' retained earnings and additional paid-in capital ($45,879 as of September 30, 1996). The deferred income tax liability will represent the tax effect of the cumulative differences between the financial reporting and income tax bases of certain assets and liabilities as of the termination of S Corporation status, and will be recorded as additional income tax expense in the quarter in which the Offering is completed. The actual deferred income tax liability recorded will be adjusted to reflect the effect of operations of the Companies for the period from October 1, 1996 through the termination of their S Corporation status. The actual amount distributed will also be adjusted to reflect the taxable income during that period, and any distributions made to the stockholders during that time period. The Companies' pro forma net deferred income tax liability as of September 30, 1996 is comprised principally of depreciation.

  PRO FORMA STATEMENTS OF OPERATIONS (UNAUDITED)--Prior to the closing of the Offering and simultaneous to the Reorganization, the Companies will terminate their status as S Corporations and will be subject to federal and state income taxes thereafter. Accordingly, for informational purposes, the accompanying combined statements of operations for the three years ended December 31, 1995 and the nine months ended September 30, 1995 and 1996 include unaudited pro forma adjustment for the income taxes which would have been recorded if the Companies had not been S Corporations, based on the tax laws in effect during the respective periods.

                       INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders

West TeleServices Corporation

Omaha, Nebraska

  We have audited the accompanying balance sheets of West TeleServices Corporation as of December 31, 1994 and 1995 and September 30, 1996 and the related statements of operations, stockholders' equity and cash flows for the period from February 18, 1994 (inception) to December 31, 1994 and for the year ended December 31, 1995 and the related statements of operations, stockholders' equity and cash flows for the nine months ended September 30, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of West TeleServices Corporation as of December 31, 1994 and 1995 and September 30, 1996, and the results of their operations and their cash flows for the period from February 18, 1994 (inception) to December 31, 1994 and for the year ended December 31, 1995 and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Omaha, Nebraska

November 5, 1996

                       WEST TELESERVICES CORPORATION

                              BALANCE SHEETS

             DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996

                          (AMOUNTS IN THOUSANDS)

                                                  DECEMBER 31,
                                                  ---------------   SEPTEMBER 30,
                                                   1994     1995        1996
                                                  ------   ------   -------------
Assets
Cash and Cash Equivalents........................ $    4   $    2        $ 2
                                                  ======   ======        ===
Liabilities and Stockholders' Equity
Other Liabilities................................ $    6   $    6        $ 7
Stockholders' Equity:
 Preferred stock, $.01 par value, 10,000 shares
  authorized, no shares issued and outstanding...    --       --         --
 Common stock, $.01 par value, 200,000 shares
  authorized, 1 share issued and outstanding.....      1        1          1
 Retained earnings...............................     (3)      (5)        (6)
                                                  ------   ------        ---
  Total stockholders' equity.....................     (2)      (4)        (5)
                                                  ------   ------        ---
                                                  $    4   $    2        $ 2
                                                  ======   ======        ===

                    See notes to financial statements.

                       WEST TELESERVICES CORPORATION

                         STATEMENTS OF OPERATIONS

     FOR THE PERIOD FROM FEBRUARY 18, 1994 (INCEPTION) TO DECEMBER 31,

       1994 AND FOR THE YEAR ENDED DECEMBER 31, 1995 AND NINE MONTHS

               ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                          (AMOUNTS IN THOUSANDS)

                                             DECEMBER 31,     SEPTEMBER 30,
                                             --------------  ----------------
                                              1994    1995      1995     1996
                                             ------  ------  ----------- ----
                                                             (UNAUDITED)
Revenue..................................... $  --   $  --      $--      $--
Cost of Services............................    --      --       --       --
Selling, General and Administrative Ex-
 penses.....................................      3       2        2        1
                                             ------  ------     ----     ----
Net income(loss)............................ $   (3) $   (2)    $ (2)    $ (1)
                                             ======  ======     ====     ====

                    See notes to financial statements.

                       WEST TELESERVICES CORPORATION

                         STATEMENTS OF CASH FLOWS

 FOR THE PERIOD FROM FEBRUARY 18, 1994 (INCEPTION) TO DECEMBER 31, 1994 AND FOR
   THE YEAR ENDED DECEMBER 31, 1995 AND NINE MONTHS ENDED SEPTEMBER 30, 1995
                           (UNAUDITED) AND 1996

                          (AMOUNTS IN THOUSANDS)

                                                               SEPTEMBER 30,
                                                              ----------------
                                                  1994  1995     1995     1996
                                                  ----  ----  ----------- ----
                                                              (UNAUDITED)
Cash Flows from Operating Activities:
 Net loss........................................ $ (3) $ (2)    $ (2)    $ (1)
 Adjustments to reconcile net income to net cash
  flows from operating activities:
  Changes in operating assets and liabilities:
   Other liabilities.............................  --    --       --         1
                                                  ----  ----     ----     ----
    Net cash flows from operating activities.....   (3)   (2)      (2)     --
Cash Flows from Financing Activities:
 Proceeds from issuance of common stock..........    1   --       --       --
                                                  ----  ----     ----     ----
Net Change in Cash and Cash Equivalents..........   (2)   (2)      (2)     --
Cash and cash equivalents, Beginning of year.....    6     4        4        2
                                                  ----  ----     ----     ----
Cash and cash equivalents, end of year........... $  4  $  2     $  2     $  2
                                                  ====  ====     ====     ====

                    See notes to financial statements.

                       WEST TELESERVICES CORPORATION

                    STATEMENTS OF STOCKHOLDERS' EQUITY

                          (AMOUNTS IN THOUSANDS)

                                                                      TOTAL
                                                  COMMON RETAINED STOCKHOLDERS'
                                                  STOCK  EARNINGS    EQUITY
                                                  ------ -------- -------------
Issuance of Common Stock, at incorporation.......  $  1    $--         $ 1
 Net income (loss)...............................   --       (3)        (3)
                                                   ----    ----        ---
Balance, December 31, 1994.......................     1      (3)        (2)
 Net income (loss)...............................   --       (2)        (2)
                                                   ----    ----        ---
Balance, December 31, 1995.......................     1      (5)        (4)
 Net income (loss)...............................   --       (1)        (1)
                                                   ----    ----        ---
Balance, September 30, 1996......................  $  1    $ (6)       $(5)
                                                   ====    ====        ===

                    See notes to financial statements.

                      WEST TELESERVICES CORPORATION

                      NOTES TO FINANCIAL STATEMENTS

  FOR THE PERIOD FROM FEBRUARY 18, 1994 (INCEPTION) TO DECEMBER 31, 1994

      AND FOR THE YEAR ENDED DECEMBER 31, 1995 AND NINE MONTHS ENDED

                 SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                          (DOLLARS IN THOUSANDS)

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS DESCRIPTION--West TeleServices Corporation (the "Company") was incorporated on February 18, 1994 (formerly West Infoservices, Inc.) and has had no significant business operations since its incorporation.

  INCOME TAXES--The Company has elected to be treated as a "Small Business Corporation" for income tax purposes. Under this election, all income and expense flow through to the stockholders on a pro rata basis for income tax purposes. Accordingly, no provision for income taxes has been made, except for certain state taxes which are applicable to "Small Business Corporations."

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  NEW ACCOUNTING PRONOUNCEMENT--The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The Company is required to adopt this standard for the year ending December 31, 1996. The Company has elected to adopt the disclosure requirement of this pronouncement. The adoption of this pronouncement will have no impact on the Company's financial position or results of operations.

  INTERIM FINANCIAL STATEMENTS--In the opinion of management of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of September 30, 1995 and the results of operations and cash flows for the nine months ended September 30, 1995. The results of operations for the nine months ended September 30, 1995 and 1996 are not necessarily indicative of the results to be expected for the full year.

B. SUBSEQUENT EVENTS

  PROPOSED PUBLIC OFFERING OF COMMON STOCK AND STOCK EXCHANGE (UNAUDITED)--The Company expects to sell 5,700,000 shares of common stock to the public in connection with an initial public offering (the Offering). Prior to the closing of the proposed public offering, each of the stockholders of West Telemarketing Corporation (WTC), West Telemarketing Corporation Outbound
(WTCO) and West Interactive Corporation (WIC) will exchange their respective capital stock for 56,775,000 shares of common stock of West TeleServices Corporation.

  1996 STOCK INCENTIVE PLAN (UNAUDITED)--During September, 1996, the Company and its stockholders adopted the 1996 Stock Incentive Plan. The Plan authorizes the issuance of up to 9,499,500 shares of common stock to officers and employees.

  As of September 24, 1996, the Company granted options for 3,634,900 shares in connection with the Offering at an exercise price equal to the initial public offering price. These options were granted at fair value and vest over ten years.

                      WEST TELESERVICES CORPORATION

  PREFERRED STOCK--The Board of Directors of West TeleServices Corporation has the authority, without any further vote or action by the stockholders, to provide for the issuance of up to ten million shares of preferred stock from time to time in one or more series with such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefor. The Board also has the authority to determine the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights without approval by the holders of common stock.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   8
Reorganization and Termination of S Corporation Status...................  12
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Combined Financial and Operating Data...........................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  26
Management...............................................................  39
Certain Transactions.....................................................  43
Principal Stockholders...................................................  46
Description of Capital Stock.............................................  47
Shares Eligible for Future Sale..........................................  49
Underwriting.............................................................  50
Legal Matters............................................................  51
Experts..................................................................  51
Additional Information...................................................  52
Index to Financial Statements............................................ F-1

                                 ------------

 THROUGH AND INCLUDING       , 1996 (THE 25TH DAY AFTER THE DATE OF THIS PRO-
SPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPEC-TUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               5,700,000 SHARES

                         WEST TELESERVICES CORPORATION

                                 COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

                                 ------------

             [LOGO OF WEST TELESERVICES CORPORATION APPEARS HERE]

                                 ------------

                             GOLDMAN, SACHS & CO.

                             SALOMON BROTHERS INC

                               SMITH BARNEY INC.

                      REPRESENTATIVES OF THE UNDERWRITERS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following represents the Registrant's estimate of expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, the NASD filing fee, and the Nasdaq National Market listing fee, all amounts are estimates.

                                                                       AMOUNT
                                                                     ----------
   Securities and Exchange Commission registration fee.............. $   38,787
   National Association of Securities Dealers, Inc. filing fee......     13,300
   Nasdaq National Market listing fees..............................     49,000
   Transfer agent and registrar fees and expenses...................     10,000
   Legal fees and expenses..........................................    625,000
   Accounting fees and expenses.....................................    200,000
   Printing and engraving expenses..................................    350,000
   Blue Sky fees and expenses (including counsel fees)..............     10,000
   Miscellaneous....................................................    103,913
                                                                     ----------
     Total.......................................................... $1,400,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

  A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-laws, agreements, vote or otherwise.

  The Registrant's Restated Certificate of Incorporation provides that the Registrant, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended shall indemnify a director or officer of the Registrant or a person who is or was serving at the request of the Registrant as director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, who was or is made (or threatened to be made) a party to a civil, criminal, administrative or investigative proceeding (an "indemnified person"). The Restated Certificate of Incorporation also provides that expenses incurred by an indemnified person may be paid in advance by the Registrant, subject to any limitations or requirements imposed by the DGCL and the Registrant's Restated By-laws.

  The Restated Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

  While the Restated Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Restated Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Restated Certificate of Incorporation described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

  Reference is made to the Underwriting Agreement (Exhibit 1) which provides for indemnification of the Company, its directors, officers and controlling persons.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On February 22, 1994, the Company sold 850 shares of Common Stock to Gary L. West and Mary E. West, as joint tenants with right of survivorship, for $850 and sold 150 shares of Common Stock to Troy L. Eaden for $150. The Company entered into an Agreement and Plan of Reorganization, dated as of November 20, 1996, with all of the stockholders of each of the West Affiliates. Pursuant to this agreement, the stockholders received in the aggregate 56,775,000 shares of Common Stock in exchange for all of their respective holdings of capital stock in each of the West Affiliates. All of the foregoing were effected in reliance upon Section 4(2) of the Securities Act of 1933.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

    1.01 Form of Underwriting Agreement*
    3.01 Restated Certificate of Incorporation of the Company*
    3.02 Restated By-laws of the Company*
    4.01 Form of Common Stock Certificate*
    5.01 Opinion of Willkie Farr & Gallagher regarding legality*
   10.01 Form of Registration Rights Agreement*
   10.02 Bill of Sale & Assignment, dated October 30, 1996, from West
          Telemarketing Corporation to Troy L. Eaden*
   10.03 Purchase Agreement, dated March 14, 1996, between West Telemarketing
          Corporation and Executive Jet Sales, Inc.*
   10.04 1996 Stock Incentive Plan*

   10.05 Agreement and Plan of Reorganization, dated as of November 20, 1996, by and among the Company and the stockholders of West Telemarketing
          Corporation, West Interactive Corporation, West Telemarketing
          Corporation Outbound, West Interactive Canada, Inc. and Interactive
          Billing Services, Inc.*
   10.06 Employment Agreement with Thomas B. Barker*
   10.07 Employment Agreement with Michael A. Micek*
   10.08 Employment Agreement with Troy L. Eaden*
   10.09 Employment Agreement with Lee Waters*
   10.10 Employment Agreement with Wayne Harper*
   10.11 Stock Redemption Agreement, dated April 9, 1996, by and among John W.
          Erwin, Gary L. West, Mary E. West and Troy L. Eaden*
   10.12 Assignment and Assumption Agreement, dated as of November 12, 1996, by and among Gary L. West, Mary E. West, Troy L. Eaden and the Company*
   10.13 Personnel Company Subscription Service Agreement, dated as of November
          20, 1996, between West Telemarketing Insurance Agency, Inc. and West
          Telemarketing Corporation Outbound*
   10.14 Lease, dated September 1, 1994, by and between West Telemarketing
          Corporation and 99-Maple Partnership*
   21.01 Subsidiaries of the Company*
   23.01 Consent of Willkie Farr & Gallagher (included in Exhibit 5.01)*
   23.02 Consent of Deloitte & Touche LLP
   24.01 Power of Attorney (included on Page II-5)
   27.01 Financial Data Schedule

--------

* Previously filed

  (b) FINANCIAL STATEMENT SCHEDULES

  The following financial statement schedule, not included in the Prospectus, is included as part of the Registration Statement immediately following the signature page:

    Schedule II     Valuation and Qualifying Accounts

  All other schedules either are inapplicable or not required or the information is included in the consolidated financial statements and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

    (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule

  430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The Registrant shall provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF OMAHA, STATE OF NEBRASKA, ON NOVEMBER 22, 1996.

                                          West TeleServices Corporation


                                          By:        /s/ Troy L. Eaden
                                              ---------------------------------
                                                       TROY L. EADEN
                                                  CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  We, the undersigned officers and directors of West TeleServices Corporation, hereby severally and individually constitute and appoint Troy L. Eaden, Thomas
B. Barker and Michael A. Micek, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all pre- or post-effective amendments to this Registration Statement on Form S-1, any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933 and any and all pre- or post-effective amendments thereto, and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendment and amendments.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                          TITLE                DATE
              ---------                          -----                ----
          /s/ Gary L. West             Chairman of the Board     November 22, 1996
-------------------------------------   of Directors
            GARY L. WEST

          /s/  Mary E. West            Vice Chair of the         November 22, 1996
-------------------------------------   Board of Directors
            MARY E. WEST

          /s/ Troy L. Eaden            Director and Chief        November 22, 1996
-------------------------------------   Executive Officer
            TROY L. EADEN               (Principal Executive
                                        Officer)

        /s/ Thomas B. Barker           Director, President       November 22, 1996
-------------------------------------   and Chief Operating
          THOMAS B. BARKER              Officer

        /s/ Michael A. Micek           Chief Financial           November 22, 1996
-------------------------------------   Officer (Principal
          MICHAEL A. MICEK              Financial and
                                        Accounting Officer)

INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors

    West TeleServices Corporation

We have audited the financial statements of West TeleServices Corporation and the combined financial statements of West Telemarketing Corporation and affiliated companies as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and have issued our reports thereon included in this Registration Statement. Our audits also included the financial statement schedule of West Telemarketing Corporation and affiliated companies, listed in Item 16(b). This financial statement schedule is the responsibility of the Companies' management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska

November 5, 1996

                                                                     SCHEDULE II

          WEST TELEMARKETING CORPORATION AND AFFILIATED COMPANIES

COMBINED VALUATION ACCOUNTS
THREE YEARS ENDED DECEMBER 31, 1995
(AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

                                               ADDITIONS-
                                     BALANCE,  CHARGED TO DEDUCTIONS- BALANCE,
                                     BEGINNING  COST AND   ACCOUNTS    END OF
                                      OF YEAR   EXPENSES  CHARGED-OFF   YEAR
DESCRIPTION                          --------- ---------- ----------- --------
December 31, 1995--Allowance for
 doubtful accounts..................  $1,509     $2,361     $2,313     $1,557
                                      ------     ------     ------     ------
December 31, 1994--Allowance for
 doubtful accounts..................  $2,156     $1,636     $2,283     $1,509
                                      ------     ------     ------     ------
December 31, 1993--Allowance for
 doubtful accounts..................  $1,108     $3,522     $2,474     $2,156
                                      ------     ------     ------     ------

                               INDEX TO EXHIBITS

                                                                     SEQUENTIAL
 EXHIBIT                      EXHIBIT DOCUMENT                          PAGE
 NUMBER                         DESCRIPTION                            NUMBER
 -------                      ----------------                       ----------
   1.01  Form of Underwriting Agreement*
   3.01  Restated Certificate of Incorporation of the Company*
   3.02  Restated By-laws of the Company*
   4.01  Form of Common Stock Certificate*
   5.01  Opinion of Willkie Farr & Gallagher regarding legality*
  10.01  Form of Registration Rights Agreement*
  10.02  Bill of Sale & Assignment, dated October 30, 1996, from
          West Telemarketing Corp. to Troy L. Eaden*
  10.03  Purchase Agreement, dated March 14, 1996, between West
          Telemarketing Corporation and Executive Jet Sales, Inc.*
  10.04  1996 Stock Incentive Plan*
  10.05  Agreement and Plan of Reorganization, dated as of
          November 20, 1996, by and among the Company and the
          stockholders of West Telemarketing Corporation, West
          Interactive Corporation, West Telemarketing Corporation
          Outbound, West Interactive Canada, Inc. and Interactive
          Billing Services, Inc.*
  10.06  Employment Agreement with Thomas B. Barker*
  10.07  Employment Agreement with Michael A. Micek*
  10.08  Employment Agreement with Troy L. Eaden*
  10.09  Employment Agreement with Lee Waters*
  10.10  Employment Agreement with Wayne Harper*
  10.11  Stock Redemption Agreement, dated April 9, 1996, by and among John W. Erwin, Gary L. West, Mary E. West and Troy
          L. Eaden*
  10.12  Assignment and Assumption Agreement, dated as of November
          12, 1996, by and among Gary L. West, Mary E. West, Troy
          L. Eaden and the Company*
  10.13  Personnel Company Subscription Service Agreement, dated as of November 20, 1996, between West Telemarketing
          Insurance Agency, Inc. and West Telemarketing
          Corporation Outbound*
  10.14  Lease, dated September 1, 1994, by and between West
          Telemarketing Corporation and 99-Maple Partnership*
  21.01  Subsidiaries of the Company*
  23.01  Consent of Willkie Farr & Gallagher (included in Exhibit
          5.01)*
  23.02  Consent of Deloitte & Touche LLP
  24.01  Power of Attorney (included on page II-5)
  27.01  Financial Data Schedule

--------
* Previously filed